Filed Pursuant to Rule 424(b)(5)
Registration No. 333-102105
Prospectus Supplement
(To Prospectus Dated January 23, 2003)

14,000,000 Equity Units
(Initially Consisting of 14,000,000 Corporate Units)

ONEOK, INC.
8.50% Equity Units

This is an offering of 14,000,000 8.50% Equity Units of ONEOK, Inc., or ONEOK.

Each Equity Unit will have a stated amount of $25 and will consist of a purchase contract issued by us and, initially, $25 principal amount of our senior notes due February 16, 2008, which we refer to as a Corporate Unit.

•
The purchase contract will obligate you to purchase from us, no later than February 16, 2006, for a price of $25 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:

•	if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to February 16, 2006 equals or exceeds $20.63, 1.2119 shares of our common stock;

•
if the average closing price of our common stock over the same period is less than $20.63 but greater than $17.19, a number of shares of our common stock having a value, based on the 20-trading day average closing price, equal to $25; and

•	if the average closing price of our common stock over the same period is less than or equal to $17.19, 1.4543 shares of our common stock.

•	We will also pay you quarterly contract adjustment payments at a rate of 4.5% per year of the stated amount of $25 per Equity Unit, or $1.125 per year, as described in this prospectus supplement.

•
The senior notes will initially bear interest at a rate of 4.0% per year, payable quarterly. The senior notes will be remarketed as described in this prospectus supplement. Following a successful remarketing, the interest rate on the senior notes will be reset.

•
If there is a successful remarketing prior to the third business day immediately preceding February 16, 2006, or if a special event redemption as described in this prospectus supplement occurs prior to February 16, 2006, the senior notes comprising a part of the Corporate Units will be replaced by the Treasury portfolio described in this prospectus supplement.

•
You can create Treasury Units from Corporate Units by substituting Treasury securities for the senior notes or your applicable ownership interest in the Treasury portfolio comprising a part of the Corporate Units, and you can recreate Corporate Units by substituting senior notes or your applicable ownership interest in the Treasury portfolio for the Treasury securities comprising a part of the Treasury Units.

•
The senior notes or, if substituted for the senior notes, the Treasury securities or your applicable ownership interest in the Treasury portfolio, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 12,000,000 shares of our common stock (or 13,800,000, if the underwriters exercise in full their over-allotment option). Neither offering is contingent upon the other.

The Corporate Units have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol “OKE PrA,” subject to official notice of issuance. Our common stock is traded on the NYSE under the symbol “OKE.” The last reported sale price of our common stock on January 22, 2003 was $17.19 per share.

Investing in the Equity Units involves risks. See “Risk Factors” beginning on page S-19 of this prospectus supplement to read about various factors you should consider before buying our Equity Units.

	Per Corporate Unit	Total
Public offering price	$25.00	$350,000,000
Underwriting discounts and commissions	$0.75	$10,500,000
Proceeds, before expenses, to ONEOK	$24.25	$339,500,000

The underwriters may also purchase up to an additional 2,100,000 Corporate Units at the public offering price less the underwriting discounts and commissions within a 13-day period beginning on the date of this prospectus supplement in order to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Corporate Units will be ready for delivery in book-entry form only through The Depository Trust Company on or about January 28, 2003.

Joint Book-Running Managers

UBS Warburg	Banc of America Securities LLC	JPMorgan

ABN AMRO Rothschild LLC	A.G. Edwards & Sons, Inc.	SunTrust Robinson Humphrey

The date of this prospectus supplement is January 23, 2003.

Prospectus Supplement

i

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

This prospectus supplement and the accompanying prospectus are directed only at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to relevant persons and will be engaged in only with relevant persons.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may sell any combination of the securities described in the accompanying prospectus up to a total dollar amount of $1,042,222,000, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of this offering of our Equity Units. Both this prospectus supplement and the accompanying prospectus include important information about us, our Equity Units and other information you should know before investing in our Equity Units. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” beginning on page 2 of the accompanying prospectus before investing in our Equity Units.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income for the Texas properties recently acquired from Southern Union Company, a reduction in operating income and a recognition of gains from the sale of some of the assets of our production segment and a reduction in operating income from the sale of some of our midstream natural gas assets; management’s plans and objectives for future operations, including anticipated capital expenditures related to the Texas properties recently acquired from Southern Union and anticipated reductions in capital expenditures related to the sale of some of the assets of our production segment; expectations relating to the repurchase of shares of our Series A convertible preferred stock and related transactions; expectations relating to pending or possible acquisitions and dispositions; expectations as to the dividend level on our common stock; business prospects; outcome of regulatory proceedings; market conditions; and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement or the accompanying prospectus identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•
the effects of changes in governmental policies and regulatory actions, including with respect to accounting policies, income taxes, environmental compliance, authorized rates or recovery of gas costs;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•
the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
actions taken by Westar Energy, Inc., formerly Western Resources, Inc., or its affiliates with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar Energy;

•
the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement and our consolidated financial statements and the related notes thereto incorporated by reference herein, before making a decision to invest in our Equity Units. Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Our Company

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, as a result of the completion of our recent acquisition of the Texas assets of Southern Union discussed below, we are now the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service to customers in 28 states.

The following chart illustrates the principal segments in which we report operations, separated into our regulated and our nonregulated operations.

(1)	Excludes the results of the Texas natural gas distribution business recently acquired from Southern Union discussed below under “— Recent Developments.”
(2)	Includes the results of the production assets to be sold, and midstream natural gas assets recently sold, as discussed below under “— Recent Developments.”
(3)	See “— Recent Developments” below.
(4)	As discussed below under “— Recent Developments,” we have announced the sale of $300 million of assets of our production segment.

Our Strategy

Our business strategy is focused on the maximization of shareholder value by vertically integrating our natural gas business operations from the wellhead to the burner tip. In order to implement this strategy, we plan to:
•	acquire assets that complement and strengthen each other;

•	maximize the earnings potential of existing assets through asset rationalization and consolidation;

•	maintain a strong credit rating and capital structure while continuing our practice of consistent dividend payments;

•	pursue regulatory initiatives that benefit us and our customers; and

•	trade around physical assets and minimize high-risk activities.

The following is a summary of our net revenues and operating income for the nine months ended September 30, 2001 and 2002.

Recent Developments

Repurchase of ONEOK Stock From Westar and Related Transactions. Prior to this offering and our concurrent offering of common stock, Westar Industries, Inc., a wholly owned subsidiary of Westar Energy, beneficially owned approximately 44.4% of our common stock after giving effect to the conversion of our Series A convertible preferred stock, all of which is held by Westar Industries. In this prospectus supplement, we refer to Westar Energy and its affiliates, including Westar Industries collectively as “Westar.” On January 9, 2003, we entered into an agreement with Westar, pursuant to which we agreed to, among other things, make an offering of our common stock and other securities, which obligation we will satisfy by making this offering and our concurrent offering of common stock, and to use a portion of the net proceeds of the offerings to repurchase up to $250 million of our Series A convertible preferred stock held by Westar. We have also agreed to modify the terms of the remaining shares of our Series A convertible preferred stock by exchanging newly issued shares of our $0.925 Series D non-cumulative convertible preferred stock for all the shares of our Series A convertible preferred stock held by Westar that we do not repurchase. The new Series D convertible preferred stock will be convertible into shares of our common stock on a one-for-one basis, subject to some adjustments, and will be entitled to receive, when and if declared by our board of directors, fixed quarterly cash dividends of $0.23125 per share. The total number of shares of our common stock issuable upon the conversion of all the shares of Series D convertible preferred stock to be issued in the exchange will be equal to the total number of shares of our common stock issuable upon the conversion of all the shares of Series A convertible preferred stock currently outstanding less the total number of shares of our common stock issuable upon the conversion of all of the shares of our Series A convertible preferred stock that we will repurchase.

In addition, we have agreed to register for resale, within 60 days from the date the repurchase and exchange are completed, all of the shares of our common stock held by Westar, as well as all the shares of our Series D convertible preferred stock to be issued to Westar and all the shares of our common stock issuable upon conversion of those shares of our Series D convertible preferred stock. See “Risk Factors—Risks Related to our Business—Future sales of our common stock or the perception that those sales might occur may cause our stock price to decline.”

After this offering and our concurrent offering of common stock and assuming that we repurchase $250 million of Series A convertible preferred stock in the repurchase and that the exchange is consummated, Westar will beneficially own approximately 30.3% of our common stock after giving effect to the conversion of the Series D convertible preferred stock.

On January 9, 2003, we also entered into a new shareholder agreement and a new registration rights agreement with Westar that, when effective, will replace the current shareholder agreement and the current registration rights agreement with Westar. The new shareholder agreement and the new registration rights agreement will not become effective until both the repurchase and the exchange are completed. Both the repurchase and the exchange are conditioned upon, among other things, Westar receiving the approval of the Kansas Corporation Commission with respect to the repurchase, the exchange and the new shareholder agreement and our completing this offering and our concurrent offering of common stock. In addition, concurrently with the completion of the repurchase and the exchange, we will enter into an amended and restated rights agreement, which will amend and restate our current rights agreement in its entirety.

For a more complete description of these transactions with Westar, see the information set forth under the caption “Transactions with Westar.”

Settlement of Southern Union Litigation. On January 3, 2003, we announced that we completed a settlement with Southern Union of all claims arising out of our proposed acquisition of Southwest Gas Corporation. In exchange for the payment of $5 million by ONEOK, Southern Union dismissed with prejudice its claims against us and our current or former executives. The settlement with Southern Union follows our settlement with Southwest Gas in 2002 and settles all claims between or among ONEOK, Southern Union and Southwest Gas related to the proposed acquisition.

Acquisition of Texas Properties of Southern Union. On January 3, 2003, we closed the purchase of all of the Texas assets of Southern Union for a cash purchase price of approximately $420 million, subject to a working capital adjustment to be determined within 90 days of the closing of the transaction. The acquisition was funded through a combination of cash on hand and the proceeds of the sale of some of our midstream natural gas assets described below, as well as borrowings under our bank credit facility and issuances of commercial paper. The acquisition makes ONEOK the fifth largest gas distributor in the U.S. with over 1.9 million customers in Oklahoma, Kansas and Texas. The assets acquired consist of the third largest gas distribution business in Texas, with operations that serve approximately 535,000 customers, over 90 percent of which are residential. We anticipate that annual capital expenditures related to the Texas assets for the next few years will be approximately $17 million, although capital expenditures may be somewhat higher for the first full year of operations. Operating income for the Texas properties acquired for the 12 months ended June 30, 2002 was approximately $41.2 million, of which approximately 95% was related to the Texas distribution operations. We estimate that 2003 operating income for the Texas assets will be approximately $40 million. Depreciation in 2003 related to the Texas assets is expected to be approximately $16 million.

Sale of Midstream Natural Gas Assets. On December 13, 2002, we closed the sale of some of our midstream natural gas assets for a cash purchase price of approximately $92.0 million to an affiliate of Mustang Fuel Corporation, a private, independent oil and gas company. We anticipate that our operating income for 2003 will be reduced by approximately $9.5 million as a result of this sale. The assets that were sold are located in

North Central Oklahoma and include three processing plants and related gathering systems and our interest in a fourth processing plant. The sale of these assets is part of our strategy to dispose of assets that are not considered core assets for our future.

Sale of Production Assets. On November 25, 2002, we announced that we had entered into an agreement to sell some of the natural gas and oil producing properties of our production segment to an affiliate of Chesapeake Energy Corporation for a cash purchase price of approximately $300 million, subject to adjustment, with the closing anticipated to occur early in 2003. We decided to sell these assets in the light of favorable market conditions. After giving effect to the sale of those production assets, we will have 72.2 Bcfe of reserves and total production of 10.0 Bcfe per year. We anticipate that the proceeds of the sale will be used for the repayment of debt and for general corporate purposes and will generate a pre-tax gain of approximately $75 million as of the November 30, 2002 effective date, subject to adjustment for operating income and capital expenditures from that date until closing, which adjustments are expected to reduce our pre-tax gain to approximately $67 million.

Common Stock Dividend Increase. On November 21, 2002, our board of directors approved an increase in the quarterly dividend on ONEOK common stock to $0.17 per share to be applicable to the quarterly dividend to be declared in January 2003. The new dividend rate represents an increase of approximately 9.7% from the quarterly dividend of $0.155 per share paid in the fourth quarter of 2002.

ONEOK was organized in May 1997 and acquired the gas business of Westar in November 1997. We are the successor to a company founded in 1906 as Oklahoma Natural Gas Company. Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, telephone (918) 588-7000.

The information above concerning us is only a summary and does not purport to be comprehensive. For additional information concerning ONEOK, you should refer to the information under the caption “Our Company” on page S-29 of this prospectus supplement and to the information described under the caption “Where You Can Find More Information” on page 2 of the accompanying prospectus.

Summary Consolidated Financial Data

We derived the summary consolidated statements of income data for the years ended December 31, 2001 and 2000 and the year ended August 31, 1999 from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors, except as set forth in the footnotes to the table below. We derived the summary consolidated statement of income data for the nine months ended September 30, 2002 and 2001 and the summary consolidated balance sheet data as of September 30, 2002 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown.

You should read the summary consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Nine months ended September 30,		Years ended December 31,		Year ended August 31,
	2002	2001	2001	2000	1999
(In millions, except per share data and ratios)	(unaudited)
Consolidated Statements of Income Data:
Operating revenues, excluding energy trading revenues (1)	$1,361.9	$1,414.3	$1,896.6	$1,984.0	$1,017.1
Energy trading revenues, net (1)	186.8	93.5	101.8	63.6	31.9
Cost of gas (1)	761.0	793.2	1,089.6	1,250.5	423.5

Net revenues	787.7	714.6	908.8	797.1	625.5

Operating expenses:
Operations and maintenance	315.8	283.5	394.4	266.5	240.4
Depreciation, depletion and amortization	129.9	114.1	157.3	143.4	129.7
General taxes	45.5	46.3	61.9	53.3	39.7

Total operating expenses	491.2	443.9	613.6	463.2	409.8

Operating income	296.5	270.7	295.2	333.9	215.7

Other income (loss), net	(2.6)	2.0	0.9	18.5	10.5
Interest expense	83.0	108.5	140.1	118.6	52.8
Income taxes	82.2	54.8	52.2	90.3	67.0

Income before cumulative effect of a change in accounting principle	128.7	109.4	103.8	143.5	106.4
Cumulative effect of a change in accounting principle, net of tax	—	(2.2)	(2.2)	2.1	—

Net income	128.7	107.2	101.6	145.6	106.4
Preferred stock dividends	27.8	27.8	37.1	37.1	37.3

Income available for common stock	$100.9	$79.4	$64.5	$108.5	$69.1

Earnings per share of common stock:
Basic	$1.07	$0.90	$0.85	$1.23	$0.86

Diluted	$1.06	$0.90	$0.85	$1.23	$0.86

Other Consolidated Financial Data:
Ratio of earnings to fixed charges (2)	3.35x	2.38x	2.01x	2.88x	4.06x

Ratio of earnings to combined fixed charges and preferred stock dividends requirements (3)	2.23x	1.70x	1.43x	1.93x	1.93x

(Continued on Next Page)

	September 30, 2002
	Actual	Supplemental(4)	As Adjusted(5)
(In millions)	(unaudited)
Consolidated Balance Sheet Data (at period end):
Net working capital (deficit)	$(175.1)	$23.4	$96.4
Property, plant and equipment, net	3,327.0	3,327.0	3,327.0
Total assets	5,693.8	5,696.1	5,696.1
Long-term debt, less current maturities (6)	1,515.1	1,865.1	1,865.1
Total shareholders’ equity (7)	1,345.5	1,167.5	1,240.5

(1)
During the third quarter of 2002, we adopted the applicable provisions of Emerging Issues Task Force Issue No. 02-3, “Recognition and Reporting Gains and Losses on Energy Trading Contracts under EITF Issue No. 98-10, ‘Accounting for Contracts Involved in Energy Trading and Risk Management Activities,’ and No. 00-17, ‘Measuring the Fair Value of Energy-Related Contracts in Applying Issue No. 98-10’” (“EITF No. 02-3”). EITF No. 02-3 provides that all mark-to-market gains and losses on energy trading contracts should be presented on a net basis (energy contract sales less energy contract costs) in the income statement without regard to the settlement provisions of the contract. Prior to the third quarter of 2002, our financial statements presented energy trading revenues and costs on a gross basis. The financial results of all of our energy trading contracts have been restated to reflect the adoption of EITF No. 02-3 for all periods presented. All amounts presented, including the amounts for the years ended December 31, 2001 and 2000 and the year ended August 31, 1999, are unaudited. Energy trading revenues include revenues from natural gas, reservation fees, crude oil, natural gas liquids and basis. Basis is the natural gas price differential that exists between two trading locations relative to the Henry Hub price.

(2)
For purposes of computing the ratios of earnings to fixed charges, “earnings” consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs.

(3)
For purposes of computing the ratios of earnings to combined fixed charges and preferred stock dividend requirements, “earnings” consists of income before cumulative effect of a change in accounting principles plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs. “Preferred dividend requirements” consist of the pre-tax preferred dividend requirements.

(4)
Reflects our balance sheet data as of September 30, 2002 on a supplemental basis to give effect to the issuance of the Equity Units offered hereby and the application of the net proceeds therefrom, including the repurchase of $125 million of Series A convertible preferred stock held by Westar, as if the issuance of Equity Units had occurred on September 30, 2002.

(5)
Reflects our balance sheet data as of September 30, 2002 on an as adjusted basis to give effect to the issuance of the Equity Units offered hereby and the completion of our concurrent offering of 12,000,000 shares of our common stock (assuming no exercise of the over-allotment option to purchase additional shares of common stock) and the application of the net proceeds therefrom, including the repurchase of $250 million of Series A convertible preferred stock held by Westar, as if the issuances of Equity Units and common stock had occurred on September 30, 2002.

(6)	Includes impact of hedge accounting for interest rate swaps, which increases long-term debt, less current maturities, by approximately $82 million.
(7)
Actual “Total shareholders’ equity” includes 19,946,448 outstanding shares of Series A convertible preferred stock held by Westar. “Total shareholders’ equity” on a supplemental basis and an as adjusted basis gives effect to the repurchase of $125 million and $250 million, respectively, of shares of our Series A convertible preferred stock from Westar.

The Offering

What are Equity Units?

Equity Units may be either Corporate Units or Treasury Units as described below. The Equity Units offered will initially consist of 14,000,000 Corporate Units (or 16,100,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $25. You can create Treasury Units from the Corporate Units in the manner described below under “How can I create Treasury Units from Corporate Units?”

What are the components of a Corporate Unit?

Each Corporate Unit consists of a purchase contract and, initially, $25 principal amount of our senior notes due February 16, 2008. The senior note that is a component of a Corporate Unit is owned by you, but it will be pledged to us to secure your obligation under the related purchase contract. If the senior notes are successfully remarketed prior to the third business day preceding February 16, 2006, or if a special event redemption occurs prior to February 16, 2006, in each case as described in this prospectus supplement, the senior notes comprising part of the Corporate Units will be replaced by the Treasury portfolio described below, under “What is the Treasury Portfolio?”, and your applicable ownership interest in the Treasury portfolio will then be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

What is a purchase contract?

Each purchase contract that is a component of an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on February 16, 2006, which we refer to as the purchase contract settlement date, for $25 in cash, a number of newly issued shares of our common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances set forth in “Description of the Purchase Contracts—Anti-Dilution Adjustments,” as follows:

•
if the applicable market value of our common stock is equal to or greater than $20.63, which we refer to as the threshold appreciation price, the settlement rate will be 1.2119 shares of our common stock;

•
if the applicable market value of our common stock is less than the threshold appreciation price but greater than $17.19, which we refer to as the reference price, the settlement rate will be a number of shares of our common stock equal to $25 divided by the applicable market value; and

•	if the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 1.4543 shares of our common stock.

“Applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments. The reference price is the reported last sale price of our common stock on the NYSE on January 22, 2003. The threshold appreciation price represents a 20% appreciation over the reference price.

Can I settle the purchase contract early?

You can settle a purchase contract at any time on or prior to 5:00 p.m., New York City time, the fifth business day immediately preceding the purchase contract settlement date by paying $25 cash, in which case 1.2119 shares of our common stock will be issued to you pursuant to the purchase contract. In addition, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, you will have the right to accelerate and settle the purchase contract early at the settlement rate in effect immediately prior to the closing of that merger.

Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required by U.S. federal securities laws, we will use our best efforts to have a registration statement in effect covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled.

What is a Treasury Unit?

A Treasury Unit is a unit created from a Corporate Unit and consists of a purchase contract and a 2.5% undivided beneficial interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on February 15, 2006 (CUSIP No. 912803AJ2), which we refer to as a Treasury security. The interest in the Treasury security that is a component of a Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

How can I create Treasury Units from Corporate Units?

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date, to substitute for the related senior notes held by the collateral agent, Treasury securities in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. Because Treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute Treasury securities for the applicable ownership interest in the Treasury portfolio as a component of the Corporate Unit, but holders of Corporate Units can only make this substitution in integral multiples of 40,000 Corporate Units. Each of these substitutions will create Treasury Units, and the applicable senior notes or applicable ownership interest in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units.

How can I recreate Corporate Units from Treasury Units?

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury securities held by the collateral agent, senior notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 40 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute the applicable ownership interest in the Treasury portfolio for the Treasury securities as a component of the Treasury Units, but holders of Treasury Units can only make this substitution in integral multiples of 40,000 Treasury Units. Each of these substitutions will recreate Corporate Units and the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate Units.

What payments am I entitled to as a holder of Corporate Units?

Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of interest payments calculated at the rate of 4.0% per year on senior notes (or distributions on the applicable ownership interest in the Treasury portfolio if the senior notes have been replaced by the Treasury portfolio), and contract adjustment payments payable by us at the rate of 4.5% per year on the stated amount of $25 per Corporate Unit until the earlier of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts (in the case of early settlement other than upon a cash merger).

What payments will I be entitled to if I convert my Corporate Units to Treasury Units?

Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 4.5% per year on the stated amount of $25 per Treasury Unit. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units but the holders of the Treasury

Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when they created the Treasury Units as long as they continue to hold the senior notes.

Does ONEOK have the option to defer current payments?

No, we do not have the right to defer the payment of contract adjustment payments in respect of the Equity Units or the payment of interest on the senior notes.

What are the payment dates for the Equity Units?

The payments described above in respect of the Equity Units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing May 16, 2003.

What is remarketing?

Except as described below, the senior notes held by Corporate Unit holders as part of a Corporate Unit will be remarketed on the third business day immediately preceding November 16, 2005 (the date three months prior to the purchase contract settlement date), which we refer to as the initial remarketing date. The remarketing agent will use its reasonable efforts to obtain a price for the remarketed senior notes equal to approximately 100.50% of the purchase price for the Treasury portfolio. To obtain that price, the remarketing agent may reset the interest rate on the senior notes, as described below.

Following a successful remarketing of the senior notes on the initial remarketing date, the portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Corporate Unit holder’s applicable ownership interest in the Treasury portfolio will be substituted for the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holder’s obligation under the purchase contracts. On the purchase contract settlement date, a portion of the proceeds from the Treasury portfolio equal to the principal amount of the senior notes will automatically be applied to satisfy the Corporate Unit holder’s obligation to purchase common stock under the purchase contracts and proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate) that would have been due on the senior notes on February 16, 2006 will be paid to the holders of the Corporate Units.

The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the sum of the Treasury portfolio purchase price plus the purchase price for the senior notes that are no longer a component of the Corporate Units from any proceeds from the remarketing of the senior notes in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. If the remarketing of the senior notes on the initial remarketing date is not successful or does not occur because a condition precedent, such as the registration statement requirement described under “Description of the Purchase Contracts—Remarketing,” is not satisfied, the remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding the purchase contract settlement date, which we refer to as the final remarketing date, at a price of approximately 100.50% of the principal amount of the senior notes remarketed.

If the remarketing of the senior notes on the final remarketing date is successful, a portion of the proceeds from this remarketing equal to the aggregate principal amount of the senior notes sold in the remarketing that were part of the Corporate Units will automatically be applied to satisfy in full each Corporate Unit holder’s obligations to purchase common stock under the related purchase contracts on the purchase contract settlement date. The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed senior notes from proceeds from the remarketing in excess of the aggregate principal amount of the senior notes remarketed. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders.

Remarketing on any remarketing date will be considered successful and no further attempts will be made if the resulting proceeds are at least 100.50% of the Treasury portfolio purchase price in the case of a remarketing on the initial remarketing date or 100.50% of the aggregate principal amount of the senior notes in the case of the final remarketing date.

What happens if the senior notes are not successfully remarketed?

If the senior notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the senior notes will not be reset and holders of all senior notes will have the right to put the senior notes to us on the purchase contract settlement date at a put price equal to $25 per senior note plus accrued and unpaid interest.

A holder of a senior note that is part of a Corporate Unit will be deemed to have automatically exercised this put right unless, prior to 5:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent $25 in cash. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date, $25 of the put price will be delivered to the collateral agent, who will apply such amount in satisfaction of such Corporate Unit holder’s obligations under the related purchase contract on the purchase contract settlement date. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder.

Do I have to participate in the remarketing?

You may elect not to participate in any remarketing and to retain the senior notes underlying your Corporate Units by (1) creating Treasury Units at any time on or prior to the second business day prior to any of the remarketing dates or (2) if the first remarketing attempt has failed, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the fifth business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the fourth business day before the purchase contract settlement date. Following a successful remarketing on the initial remarketing date, holders of Treasury Units can recreate a Corporate Unit, at any time prior to the second business day immediately preceding the purchase contract settlement date, as described under “How can I recreate Corporate Units from Treasury Units?”

What is the Treasury portfolio?

If there is a successful remarketing prior to the third business day preceding the purchase contract settlement date or if a special event redemption described under “Description of the Senior Notes—Optional Redemption—Special Event” occurs prior to the purchase contract settlement date, the senior notes will be replaced by the Treasury portfolio. The Treasury portfolio is a portfolio of U.S. Treasury securities consisting of:

•
U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the principal amount of the senior notes included in Corporate Units, and,

•	either:

(1)
in the case of a successful remarketing prior to the third business day preceding the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been due on February 16, 2006 on the principal amount of the senior notes included in the Corporate Units, or

(2)
in the case of a special event redemption, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding each scheduled interest payment after the date of the special event redemption and on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been due on such interest payment date on the principal amount of the senior notes included in the Corporate Units.

If I am holding a senior note as a separate security from the Corporate Units, can I still participate in a remarketing of the senior notes and do I also have a put right in the event that the final remarketing is not successful?

Holders of senior notes that are not part of the Corporate Units may elect, in the manner described in this prospectus supplement, to have their senior notes remarketed by the remarketing agent along with the senior notes included in the Corporate Units. See “Description of the Senior Notes—Optional Remarketing.” Such holders may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to any of the remarketing dates.

Holders of senior notes that are not part of a Corporate Unit may exercise their put rights upon a failed final remarketing by providing written notice at least two business days prior to the purchase contract settlement date. The put price will be paid to such holder on the purchase contract settlement date.

Besides participating in a remarketing, how else can I satisfy my obligation under the purchase contracts?

Holders of Corporate Units or Treasury Units may also satisfy their obligations, or their obligations will be terminated, under the purchase contracts as follows:

•	through early settlement as described under “Can I settle the purchase contract early?” above;

•
if the initial remarketing attempt has failed, through cash settlement prior to the final remarketing date in the case of holders of Corporate Units, unless the Treasury portfolio has replaced the senior notes as a part of the Corporate Units, by notifying the purchase contract agent on or prior to the fifth business day prior to February 16, 2006 and delivering the cash payment required under the related purchase contracts on or prior to the fourth business day immediately prior to February 16, 2006;

•
through the automatic application of the proceeds of the Treasury securities in the case of the Treasury Units or proceeds from the Treasury portfolio equal to the principal amount of the senior notes in the case of Corporate Units if the Treasury portfolio has replaced the senior notes as a component of the Corporate Units;

•
through exercise of the put right as described under “What happens if the senior notes are not successfully remarketed?”, if no successful remarketing has occurred and none of the above events has taken place; or,

•	without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

Provisions purporting to terminate the purchase contracts due to the commencement of proceedings under the United States Bankruptcy Code, however, may not be enforceable. In addition, it is not possible to otherwise predict the effect of any bankruptcy proceeding on the purchase contracts, as provisions of the United States Bankruptcy Code may affect the rights and obligations of the parties. If the holder of a Corporate Unit or Treasury Unit settles a purchase contract early (other than in a cash merger early settlement), or if the holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments.

What interest payments will I receive on the senior notes?

Interest on the senior notes will be payable quarterly in arrears initially at the annual rate of 4.0% per annum to, but excluding, the reset effective date, which will be the third business day following the date on which a remarketing of the senior notes is successfully completed. Following a reset of the interest rate, interest will be payable on the senior notes at the reset rate from and including the reset effective date to, but excluding, February 16, 2008. If there is not a successful remarketing of the senior notes, the interest rate will not be reset and the senior notes will continue to bear interest at the initial interest rate.

What are the interest payment dates on the senior notes?

The interest payment dates on the senior notes are February 16, May 16, August 16 and November 16 of each year, commencing May 16, 2003 and ending on the maturity date of the senior notes.

When will the interest rate on the senior notes be reset and what is the reset rate?

Unless a special event redemption has occurred, the interest rate on the senior notes will be reset on the date of a successful remarketing and the reset rate will become effective three business days thereafter. The reset rate will be the interest rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes included in the Corporate Units to have an approximate aggregate market value on the remarketing date of 100.50% of the Treasury portfolio purchase price, in the case of a remarketing prior to the final remarketing date, or 100.50% of the aggregate principal amount of the senior notes, in the case of the final remarketing. The interest rate on the senior notes will not be reset if there is not a successful remarketing. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

When may the senior notes be redeemed?

The senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event or an accounting event at any time prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, as described in this prospectus supplement under “Description of the Senior Notes—Optional Redemption—Special Event.” Following any such redemption of the senior notes, which we refer to as a special event redemption, the redemption price for the senior notes that are a component of Corporate Units will be paid to the collateral agent who will purchase the Treasury portfolio and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interest in the Treasury portfolio will replace the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of senior notes that are not a component of Corporate Units will receive the redemption price paid in such special event redemption.

What is the ranking of the senior notes?

The senior notes will rank equally with all of our other unsecured and unsubordinated obligations. The indenture under which the senior notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred stock. See “Description of Debt Securities” in the accompanying prospectus.

What are the principal United States federal income tax consequences related to Corporate Units, Treasury Units and senior notes?

A beneficial owner of a Corporate Unit or a senior note, if separated from the Corporate Unit, should be treated as owning a debt instrument subject to the Treasury regulations that govern contingent payment debt instruments. If the senior notes are subject to these rules, until November 16, 2005, and possibly thereafter, a holder may be required to include in gross income an amount in excess of the interest actually received, regardless of the holder’s usual method of tax accounting, and a holder will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of a senior note (including upon a successful remarketing) or a Corporate Unit, to the extent such income or loss is allocable to the senior notes. A beneficial owner of a Treasury Unit will generally be required to include in gross income any original issue discount with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as a result of a successful remarketing of the senior notes or a special event redemption, a beneficial owner of a Corporate Unit will generally be required to include in gross income original issue discount on the applicable ownership interest in the Treasury portfolio as it accrues on a constant yield to maturity basis. We intend to report contract adjustment payments as income to you, but you may want to consult your tax advisor concerning possible alternative characterizations.

FOR ADDITIONAL INFORMATION, SEE “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” IN THIS PROSPECTUS SUPPLEMENT, STARTING ON PAGE S-70.

What are the rights and privileges of the common stock?

The shares of our common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our common stock in this prospectus supplement under the captions “Risk Factors” and “Transactions with Westar,” and in the accompanying prospectus under the caption “Description of Capital Stock.”

What are the expected uses of proceeds from the offering?

We estimate that the net proceeds from the sale of Corporate Units in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $338.9 million, or $389.8 million if the underwriters exercise their over-allotment option in full to purchase additional Corporate Units.

We anticipate using the net proceeds from this offering, together with an estimated $198.0 million of net proceeds from the concurrent offering of our common stock, or $227.7 million if the underwriters in that offering exercise their over-allotment option in full to purchase additional shares of common stock, to repurchase up to $250 million of our Series A convertible preferred stock from Westar and to repay short-term debt. See “Use of Proceeds.”

The Offering—Explanatory Diagrams

The following diagrams demonstrate some of the key features of the purchase contracts, senior notes, Corporate Units and Treasury Units, and the transformation of Corporate Units into Treasury Units and senior notes.

The following diagrams assume that the senior notes are successfully remarketed and the interest rate on the senior notes is reset on the third business day immediately preceding the purchase contract settlement date.

Purchase Contract

Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

Notes:
(1)
If the applicable market value of our common stock is less than or equal to the reference price of $17.19, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $25 by the reference price.

(2)
If the applicable market value of our common stock is between the reference price and the threshold appreciation price of $20.63, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $25 by the applicable market value.

(3)
If the applicable market value of our common stock is greater than or equal to the threshold appreciation price, the number of shares of our common stock to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $25 by the threshold appreciation price of $20.63.

(4)	The reference price is the last reported sale price of our common stock on the NYSE on January 22, 2003.
(5)	The threshold appreciation price represents a 20% appreciation over the reference price.
(6)
The “applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date.

Corporate Units

A Corporate Unit consists of two components as described below:

The holder of a Corporate Unit owns the senior note that forms a part of the Corporate Unit but will pledge it to us to secure its obligation under the related purchase contract.

The foregoing analysis assumes the senior notes are successfully remarketed on the third business day immediately preceding February 16, 2006. If the remarketing were to be successful prior to such date, following the remarketing of the senior notes, the applicable ownership interest in the Treasury portfolio will replace the senior note as a component of the Corporate Unit and the reset rate would be effective three business days following the successful remarketing.

If the Treasury portfolio has replaced the senior notes as a result of a special event redemption prior to February 16, 2006, the applicable ownership interest in the Treasury portfolio will also replace the senior note as a component of the Corporate Unit.

Treasury Units

A Treasury Unit consists of two components as described below:

The holder owns the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligations under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate Unit, the Treasury security will be used to satisfy the holder’s obligation under the related purchase contract. However, we make no representation or warranty regarding the enforceability of any provision purporting to terminate the purchase contracts due to the commencement of proceedings under the United States Bankruptcy Code, or otherwise of the effect of any bankruptcy proceeding on the purchase contracts, as provisions of the United States Bankruptcy Code may render such termination provisions unenforceable or otherwise alter rights and obligations of parties.

Treasury Units can only be created with integral multiples of 40 Corporate Units.

Senior Notes

Senior notes have the terms described below:

Transforming Corporate Units into Treasury Units and Senior Notes

•
To create a Treasury Unit, a holder separates a Corporate Unit into its components — the purchase contract and the senior note, and then combines the purchase contract with a Treasury security that matures on the day immediately preceding the purchase contract settlement date.

•
The Treasury security together with the purchase contract constitutes a Treasury Unit. The senior note, which is no longer a component of the Corporate Unit, is released to the holder and is tradable as a separate security.

•	A holder owns the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.

Following the successful remarketing of the senior notes on the initial remarketing date or a special event redemption, the applicable ownership interest in the Treasury portfolio, rather than the senior note, will be released to the holder upon the transformation of a Corporate Unit into a Treasury Unit and will be tradable separately.

The holder can also transform Treasury Units and senior notes (or, following a successful remarketing of the senior notes on the initial remarketing date or a special event redemption, the applicable ownership interest in the Treasury portfolio) into Corporate Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the transformation of Corporate Units into Treasury Units requires integral multiples of 40 Corporate Units, and the transformation of Treasury Units into Corporate Units also requires multiples of 40 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the transformation of Corporate Units into Treasury Units requires integral multiples of 40,000 Corporate Units, and the transformation of Treasury Units into Corporate Units requires integral multiples of 40,000 Treasury Units.

RISK FACTORS

Investing in the Equity Units involves risks, including the risks described below that are not specific to the Equity Units and those that could affect us and our business. You should not purchase Equity Units unless you understand these investment risks. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any Equity Units, you should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Forward-Looking Information.”

Risks Related to this Offering

You will bear the entire risk of a decline in the price of our common stock.

Although as a holder of Equity Units you will be the beneficial owner of the related senior notes, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, you do have an obligation to buy shares of our common stock pursuant to the purchase contract that is a part of the Equity Units. On February 16, 2006, unless you pay cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, (i) in the case of Corporate Units, either (x) the principal of the appropriate applicable ownership interest in the Treasury portfolio when paid at maturity or (y) either the proceeds derived from the successful remarketing of the senior notes or, if no successful remarketing has occurred, the put price paid upon the automatic put of the senior notes to us, or (ii) in the case of Treasury Units, the principal of the related Treasury securities when paid at maturity, will automatically be used to purchase a specified number of shares of our common stock on your behalf.

The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the closing price per share of our common stock on the 20 consecutive trading days ending on the third trading day immediately preceding February 16, 2006, which we refer to as the applicable market value.

The market value of the shares of our common stock you will receive on the stock purchase date may be materially different from the effective price per share paid by you on the stock purchase date. If the average trading price of our common stock on the stock purchase date is less than $17.19 per share, you will, on the stock purchase date, be required to purchase shares of common stock at a loss. Accordingly, a holder of Equity Units assumes the entire risk that the market value of our common stock may decline. Any such decline could be substantial.

The opportunity for equity appreciation provided by an investment in the Equity Units is less than that provided by a direct investment in our common stock.

The aggregate market value of the shares of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $25 only if the average closing price per share of our common stock over the applicable 20-trading day period preceding settlement equals or exceeds $20.63, which we refer to as the “threshold appreciation price.” The threshold appreciation price represents an appreciation of 20% over $17.19, which we refer to as the “reference price.” Therefore, during the period prior to the stock purchase date, an investment in the Equity Units affords less opportunity for equity appreciation than a direct investment in our common stock. If the average closing price exceeds the reference price, but falls below the threshold appreciation price, you will realize no equity appreciation on the common stock for the period during which you hold the purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares of common stock you will receive under the purchase contract will be approximately 83.3% of the value of the shares of common stock you could have purchased with $25 at the time of this offering.

The trading price of our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the Equity Units.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our credit quality, operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, in turn affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the Equity Units or the perception that those sales could occur. Fluctuations in interest rates may affect the relative value of our common stock underlying the purchase contracts and of the other components of the Equity Units, which could, in turn, affect the trading prices of the Equity Units and our common stock.

You may suffer dilution of our common stock issuable upon settlement of your purchase contract.

The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and other specified transactions described in this prospectus supplement. See “Description of the Purchase Contracts—Anti-Dilution Adjustments” for more information. The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash or in connection with acquisitions or other transactions that may adversely affect the price of our common stock. The terms of the Equity Units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. Moreover, we have no obligation to consider the interests of the holders of the Equity Units in engaging in any such offering or transaction. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received on February 16, 2006 to the price of the common stock, such events may adversely affect the trading price of the Corporate Units or Treasury Units.

You will have little protection under the terms of the Equity Units, purchase contracts or senior notes in the event of a highly leveraged transaction or change of control.

The purchase contracts provide for acceleration in case of a cash merger, but acceleration may not protect you against a decline in the value of your investment, and you will not be protected against other transactions that may adversely affect the value of the Equity Units. The Equity Units, purchase contracts and senior notes do not contain provisions that will afford you protection in the event of a highly leveraged transaction or change in control, including a takeover or other type of merger, recapitalization or similar restructuring, a sale of substantially all of our assets or similar transactions. These types of transactions may adversely affect our financial and operating condition, our credit quality and the investment quality of our securities. Even in the case of a cash merger, while you will be able to accelerate your purchase contract, the merger transaction itself may adversely affect the value of your investment in the common stock and our senior notes that would remain outstanding. Consequently, your investment in the Equity Units, senior notes and common stock may be harmed.

You will have no rights as a holder of common stock, but you will be subject to all changes made with respect to our common stock.

Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for Corporate Units or Treasury Units on February 16, 2006, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after that date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. For more information on our common stock, see “Description of Capital Stock” in the accompanying prospectus.

Your pledged securities will be encumbered.

Although holders of Corporate Units and Treasury Units will be beneficial owners of the underlying pledged senior notes (or, if either a successful remarketing or a special event redemption date has occurred, their applicable ownership interest in the Treasury portfolio) and the zero-coupon Treasury securities, respectively, the holders will pledge those securities with the collateral agent to secure their obligations under the related purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged senior notes (or, if either a successful remarketing or a special event redemption date has occurred, their applicable ownership interest in the Treasury portfolio) or zero-coupon Treasury securities from this pledge arrangement, except upon substitution of other securities as described in this prospectus supplement.

In addition, provisions of the purchase contracts purporting to automatically terminate the purchase contracts may not be enforceable in the event of our bankruptcy and the commencement of a case under the United States Bankruptcy Code. Moreover, it may not be possible to obtain the release of the pledged senior notes or other securities held by the collateral agent as security for the obligations of holders under related purchase contracts without an order of a court in a bankruptcy proceeding involving ONEOK as a debtor. Provisions of the United States Bankruptcy Code may also affect our ability to perform our obligations under the purchase contracts or adversely affect your ability to enforce any claims you may have against us under the purchase contracts, the senior notes or otherwise if we were to commence bankruptcy proceedings. In such event, the powers of a bankruptcy court are broad and include the authority to realign the respective interests of claimants, including the subordination of claims of any class of creditors.

The purchase contract agreement will not be qualified under the Trust Indenture Act of 1939; the obligations of the purchase contract agent will be limited.

The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The senior notes constituting a part of the Corporate Units will be issued pursuant to an indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the senior notes included in the Corporate Units. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

•	disqualification of the indenture trustee for “conflicting interests,” as defined under the Trust Indenture Act;

•
provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

•	the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The secondary market for the Equity Units may be illiquid.

We are unable to predict how the Equity Units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Corporate Units, the Treasury Units or the senior notes; however, the Corporate Units have been approved for listing on the NYSE under the symbol “OKE PrA,” subject to official notice of issuance. We will not initially list either the Treasury Units or the senior notes; however, if either of these securities is separately traded to a sufficient extent that applicable exchange listing requirements are met, we may attempt to list those securities on the exchange on which the Corporate Units are then listed. We cannot provide assurance that a listing application for Treasury Units or senior notes will be accepted or, if accepted, that the Corporate Units, Treasury Units or senior notes will not be delisted from the NYSE or that trading in the Corporate Units, Treasury Units or senior notes will not be suspended as a result of elections to create Treasury Units or recreate Corporate Units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.

We have been advised by the underwriters that they presently intend to make a market for the Equity Units; however, they are not obligated to do so and any market making may be discontinued at any time. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of Corporate Units are converted to Treasury Units, the liquidity of Corporate Units could be adversely affected.

We may redeem the senior notes upon the occurrence of a tax event.

We have the option to redeem the senior notes in cash, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a tax event occurs under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the senior notes at the redemption price described herein. The redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply a portion of the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you, and the Treasury portfolio will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your senior notes are not components of Corporate Units, you will receive the redemption payment directly. There can be no assurance as to the effect on the market prices of the Corporate Units if we substitute the specified tax event portfolio of treasury securities as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

The United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear.

No statutory, judicial or administrative authority directly addresses the treatment of the Equity Units or instruments similar to the Equity Units for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear. In addition, any gain on the disposition of a senior note prior to the stock purchase date will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited.

Because the senior notes will be issued with original issue discount, you will have to include interest in your taxable income before you receive cash.

Because the senior notes should be treated as contingent payment debt instruments, original issue discount will accrue from the issue date of the senior notes and will be included in your gross income for U.S. federal income tax purposes before you receive a cash payment to which the income is attributable and in an amount greater than the interest payable on the senior notes on or prior to November 16, 2005, and possibly thereafter.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

Risks Related to our Business

Our nonregulated businesses are riskier than our traditional regulated businesses.

Our nonregulated operations have a higher level of risk than our regulated operations, which include our traditional utility and gas transportation and storage businesses. Our operating income from our nonregulated operations has increased significantly due to acquisitions and expansion of our nonregulated businesses, and represented 65% and 63% of our total operating income for the nine months ended September 30, 2002 and 2001, respectively, and 62% and 52% of our total operating income for the years ended December 31, 2001 and 2000, respectively. We expect to continue investing in nonregulated projects, including natural gas marketing, gas production, gas processing and trading and other projects. These projects could involve risks associated with operational factors such as competition and dependence on certain suppliers and customers, and financial, economic and political factors, such as rapid and significant changes in prices of hydrocarbons and energy, the cost and availability of capital and counterparty risk, including the inability of a trading counterparty, customer or supplier to fulfill a contractual obligation.

Our regulated and nonregulated businesses are subject to market and credit risks.

We are exposed to market and credit risks in all of our operations. To minimize the risk of market price and volume fluctuations, we enter into financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, natural gas liquids and electricity. However, financial derivative instrument contracts do not eliminate the risks. Specifically, such risks include commodity price changes, market supply shortages, interest rate changes and counterparty default. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition, liquidity and results of operations.

Our senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., which we refer to as “S&P,” of “A” (stable outlook) and by Moody’s Investors Service, Inc., which we refer to as “Moody’s,” of “Baa1” (negative watch). We will seek to maintain a solid investment grade rating through prudent capital management and financing structures. However, we cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. In particular, if S&P or Moody’s were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would adversely affect our financial results, and our potential pool of investors and funding sources could decrease. Further, if our short-term ratings were to fall below A-1 or P-2, the current ratings assigned by S&P and Moody’s, respectively, it could significantly limit our access to the commercial paper market. Any such downgrade of our long- or short-term ratings could increase our cost of capital and reduce the availability of capital and, thus, have a material adverse effect on our business, financial condition, liquidity and results of operations. Ratings from credit agencies are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating.

We may not be able to successfully make additional strategic acquisitions or integrate businesses we acquire into our operations.

Our ability to successfully make strategic acquisitions and investments will depend on: (1) the extent to which acquisitions and investment opportunities become available; (2) our success in bidding for the opportunities that do become available; (3) regulatory approval, if required, of the acquisitions on favorable terms; and (4) our access to capital and the terms upon which we obtain capital. If we are unable to make strategic investments and acquisitions we may be unable to grow. Our ability to successfully integrate acquired businesses into our operations will depend on: (1) the adequacy of our implementation plans; and (2) our ability to achieve desired operating efficiencies. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

We are subject to risks associated with recent events affecting capital markets and changes in business climate which could limit our access to capital, thereby increasing our costs and adversely affecting our results of operations.

We have grown rapidly in the last several years as a result of acquisitions, both in regulated and nonregulated businesses. Further acquisitions may require additional external capital. The September 11, 2001 attack on the United States and the ongoing war against terrorism by the United States have resulted in greater uncertainty in the financial markets. In addition, the availability and cost of capital for our business and those of our competitors has been adversely affected by the bankruptcy of Enron Corporation and disclosures by Enron and other energy companies of their trading practices involving energy products. These events have constrained and are expected to continue to constrain the capital available to our industry and could limit our access to funding for our operations. If we are not able to access capital at competitive rates, our strategy of enhancing the earnings potential of our existing assets, including through acquisitions of complementary assets or businesses, will be adversely affected. A number of other factors could adversely affect our ability to access capital, including (1) general economic conditions; (2) capital market conditions; (3) market prices for gas and other hydrocarbons; (4) the overall health of the energy and related industries; (5) our ability to maintain our investment-grade credit ratings; and (6) our capital structure. Much of our business is capital intensive, and achievement of our long-term growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and future results of operations could be significantly harmed.

We are subject to comprehensive energy regulation by governmental agencies and the recovery of our costs is dependent on regulatory action.

We are subject to comprehensive regulation by several federal, state and municipal utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility regulatory authorities in Kansas, Oklahoma and Texas regulate many aspects of our utility operations, including customer service and the rates that we can charge customers. Federal, state and local agencies also have jurisdiction over many of our other activities, including regulation by the Federal Energy Regulatory Commission of our storage and interstate pipeline assets. The profitability of our regulated operations is dependent on our ability to pass costs related to providing energy and other commodities through to our customers. The current regulatory environment applicable to our regulated businesses could impair our ability to recover costs historically absorbed by our customers.

In this regard, we recorded a $34.6 million charge against earnings in the fourth quarter of 2001 as a result of the Oklahoma Corporation Commission’s issuance of an order denying our Oklahoma Natural Gas utility division the right to collect $34.6 million in gas procurement costs incurred during the 2000-2001 winter season. A joint stipulation approved by the Oklahoma Corporation Commission on May 16, 2002 allowed the recovery of $14.2 million in gas costs written off in the fourth quarter of 2001. In addition, our Kansas Gas Service utility division’s rate moratorium expired in November 2002. Kansas Gas Service expects to file a rate case during the first quarter of 2003. As with any regulatory proceeding, the rate increase request may or may not be granted in total and subjects Kansas Gas Service to what could be a rate reduction. Moreover, if Kansas Gas Service is not granted recovery of various regulatory assets in the rate case, some of the assets may no longer meet the criteria for deferred recognition. As a result, a write-off of regulatory assets may be required, which could have an adverse impact on our financial condition and results of operations.

We are unable to predict the impact on our operating results from the future regulatory activities of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our business, financial condition and results of operations.

We are subject to the impact of recently issued accounting pronouncements, which could have a material impact on our financial condition and results of operations.

In October 2002, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board (“FASB”) rescinded EITF Issue No. 98-10, “Accounting for Energy Trading and Risk Management Activities.” As a result, our energy-related contracts that are not accounted for pursuant to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities,” will no longer be carried at fair value, but rather will be accounted for as executory contracts and accounted for on an accrual basis. As a result of the rescission of EITF 98-10, the EITF also stated that energy-trading inventories carried under storage agreements should no longer be carried at fair value, but should be carried at the lower of cost or market.

The rescission of EITF 98-10 is effective for all existing energy trading contracts and inventory as of October 25, 2002 and will be applied to financial statements for periods beginning after December 15, 2002. In addition, the rescission of EITF 98-10 applies immediately to contracts entered into on or after October 25, 2002. Changes to our accounting for existing contracts as a result of the rescission of EITF 98-10 will be reported as a cumulative effect of a change in accounting principle on January 1, 2003. We have not yet determined the impact on our financial statements of the rescission of EITF 98-10. The impact on our financial statements as a result of this change will be non-cash. The impact of adopting the rescission of EITF 98-10 will be included in our March 31, 2003 financial statements and could have a material impact on our financial condition and results of operations.

Increased competition could have a significant adverse financial impact on us.

Although there are no major distributors marketing natural gas sales service in our service area, marketing firms do arrange direct purchase contracts between large users in our service area and producers outside our area, taking advantage of the open-access status of the pipeline systems that we use to transport natural gas to our customers. In addition, we may face competition from natural gas distribution operations that may enter the market in the future. Our ability to compete also depends upon general market conditions, which may change. Demand for natural gas is primarily a function of customer usage rates, weather, production volumes, economic conditions, competing distribution operations, prices for competing products and price for service.

Furthermore, retail competition and the unbundling of regulated energy and gas service could have a significant financial impact on us and our subsidiaries due to an impairment of assets, a loss of retail customers, lower profit margins or increased costs of capital. The total impact of restructuring may have a significant financial impact on our financial position, results of operations and cash flows. We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. Although we believe that the prices our utility operations charge for gas and the quality and reliability of their service currently place them in a position to compete effectively in the energy market, there can be no assurances that this will be true in the future.

The impact of these variables in conjunction with regulatory constraints on the components of our capital structure could also result in our inability to access capital funding sources adequate to finance our capital expenditure and nonregulated investment plan.

Recent events that are beyond our control have increased the level of public and regulatory scrutiny of our industry. Governmental and market reactions to these events may have negative effects on our business, financial condition and access to capital.

As a result of the energy crisis in California during the summer of 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, recently discovered accounting irregularities at public companies in general and energy companies in particular and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility business have been under a generally increased amount of public and regulatory scrutiny and suspicion. In this regard, on January 9, 2003, we received a subpoena from the U.S. Commodity Futures Trading Commission (“CFTC”) requesting information regarding electricity and natural gas trading by ONEOK and information provided by ONEOK to energy industry publications. We intend to respond to the subpoena completely and to fully cooperate with the CFTC.

In addition, recently discovered accounting irregularities at public companies in general have caused regulators and legislators to review current accounting practices, financial disclosures and companies’ relationships with their independent auditors. The capital markets and ratings agencies also have increased their level of scrutiny. We believe that we are complying with all applicable laws and accounting standards, but it is difficult or impossible to predict or control what effect these types of events may have on our business, financial condition or access to the capital markets.

In the light of these events, Congress passed the Sarbanes-Oxley Act of 2002. It is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations specifically. Any new accounting standards could affect the way we are required to record revenues, expenses, assets and liabilities. These changes in accounting standards could have a negative effect on reported earnings or increase liabilities that could, in turn, adversely affect our reported results of operations.

We do not fully hedge against price changes in commodities. This could result in increased costs, thereby resulting in lower margins and adversely affecting our results of operations.

We enter into contracts to purchase and sell natural gas. We attempt to manage our exposure by establishing risk limits and entering into contracts to offset some of our positions (i.e., to hedge our exposure to demand, market effects of weather and other changes in commodity prices). However, we cannot always hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility or our hedges are not effective, our results of operations and financial position may be diminished.

We are subject to environmental regulations that could be difficult and costly to comply with.

We are subject to a number of environmental laws and regulations affecting many aspects of our present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. If an accidental leak or spill of hazardous materials occurs from our lines or facilities or in the process of transporting natural gas, we may have to pay a significant amount to clean up the leak or spill. The resulting costs and liabilities could negatively affect our level of cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at our facilities. We cannot assure you that existing environmental regulations will not be revised or that new regulations seeking to protect the environment will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our business, financial condition and results of operations.

Westar owns a significant percentage of our stock and may have interests that differ from those of our other shareholders.

Upon completion of the concurrent offering of our common stock (assuming no exercise of the underwriters’ over-allotment option in that offering), Westar will beneficially own approximately 6.5% of our outstanding common stock. Westar also beneficially owns 19,946,448 shares of our Series A convertible preferred stock, which is convertible at Westar’s option, subject to the terms of our shareholder agreement, into an additional 39,892,896 shares of our common stock. Upon completion of the concurrent offering of our common stock (assuming no exercise of the underwriters’ over-allotment option in that offering), Westar’s total beneficial ownership of ONEOK stock will represent approximately 39.7% of our common stock assuming conversion of all outstanding shares of our Series A convertible preferred stock into our common stock. Our current shareholder agreement with Westar generally restricts Westar from exercising these conversion rights so long as the Public Utility Holding Company Act of 1935 is in effect and continues to restrict Westar from owning 10% or more of our outstanding common stock. However, by its terms, any shares of our Series A convertible preferred stock that are transferred by Westar will automatically convert into shares of our common stock upon such transfer.

Our current shareholder agreement with Westar also generally restricts Westar from acquiring additional shares of ONEOK equity securities and contains a “standstill” agreement, under which Westar has agreed to refrain from taking various actions that might lead to a change in control or other significant corporate transactions involving ONEOK. Westar is, however, entitled, through open market purchases or the conversion of shares of Series A convertible preferred stock, to acquire additional equity securities so long as its beneficial ownership does not exceed ownership of 9.9% of our outstanding common stock and 45% of our common stock after giving effect to the conversion of the Series A convertible preferred stock.

Under the current shareholder agreement, Westar has the right to dispose of, without restriction, shares of our common stock representing less than 5% of the outstanding shares of common stock provided that the transfer is not to any person or group who is, prior to giving effect to that transfer, a beneficial owner of 5% or more of our outstanding common stock. In order to dispose of 5% or more of our outstanding shares of common stock, the shareholder agreement requires that Westar notify us of its intent to dispose of those shares. We then have a period ending on the later of 90 days after the date of Westar’s notice to us and 30 days after the receipt of all necessary regulatory approvals, provided that the period shall in no event exceed 180 days, to effect the purchase of all, but not less than all, of the shares specified in the notice. If we do not elect to purchase the shares specified in Westar’s notice to us, Westar would have 16 months from the date of the notice to dispose of those shares.

On May 30, 2002, Westar notified us of its intention to sell all of the shares it owns of ONEOK common and preferred stock. Under the current shareholder agreement, we had until August 28, 2002 to elect to purchase all of the Westar stake for an aggregate purchase price of approximately $971 million, based upon the trading price of our common stock at that time. On August 22, 2002, we announced that we had elected not to exercise our right to repurchase Westar’s stake in ONEOK. Accordingly, under the current shareholder agreement, Westar had until September 30, 2003 to complete a sale of its ONEOK stake without regard to the provisions of the shareholder agreement that limit Westar’s ability to dispose of shares representing more than 5% of our outstanding shares of common stock. On August 29, 2002, Westar announced its intention to sell the ONEOK common and preferred stock owned by Westar. Westar said that it planned to sell outright, or sell an option to purchase, all or a portion of the ONEOK stock it owns in privately negotiated transactions or sales into the public market. Westar also announced that it had retained an investment banking firm to advise it with respect to this matter. However, pursuant to our recent agreement with Westar, Westar has agreed that it will not engage in any transactions involving our securities, other than the repurchase, for a period beginning on January 9, 2003 and ending on the later of (1) February 28, 2003 and (2) (a) 90 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is less than $200,000,000, or (b) 180 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is equal to or greater than $200,000,000. If we do not complete the offering by February 28, 2003, then the lock-up will expire as of that date. However, if the repurchase and exchange are completed, Westar will not be able to make any sales of our stock following the expiration of that lock-up period, other than in compliance with the new shareholder agreement.

The new shareholder agreement will become effective upon completion of the repurchase and exchange and the current shareholder agreement will terminate. Under the terms of the new shareholder agreement, Westar will be prohibited from acquiring any of our securities whatsoever, other than as a result of a stock split or similar transaction, and will no longer be able to make sales of shares representing 5% or more of our outstanding common stock, other than in limited circumstances, including an underwritten public offering.

For a more complete description of Westar’s current rights with respect to stock ownership and corporate governance matters, see the information set forth under the caption “Description of Capital Stock—Preferred Stock,” “—Shareholder Agreement” and “—Registration Rights Agreement” in the accompanying prospectus. Our corporate governance documents and our current agreements with Westar, including the current shareholder agreement, are also filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

For a more complete description of Westar’s rights with respect to stock ownership and corporate governance matters if we complete the repurchase and the exchange, see the information set forth in this prospectus supplement under the caption “Transactions with Westar.” The corporate governance documents and the other agreements with Westar that will become effective upon the completion of the repurchase and the exchange, including the new shareholder agreement, have been filed as exhibits to our current report on Form 8-K dated January 9, 2003 and are incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. Completion of the repurchase and exchange is subject to, among other things, completion of this offering and our concurrent offering of common stock and Kansas Corporation Commission approval of the repurchase, the exchange and the new shareholder agreement.

Future sales of our common stock or the perception that those sales might occur may cause our stock price to decline.

If our shareholders, including Westar, sell substantial amounts of our common stock in the public market following this offering and the concurrent offering of our common stock or the market perceives that those sales might occur, the market price of our common stock could decline. These sales might also make it more difficult for us to sell additional equity securities at a time and price that we deem appropriate. Based on outstanding shares as of November 30, 2002, upon completion of the concurrent offering of our common stock (assuming no exercise of the underwriters’ over-allotment option in that offering), we will have 72,446,787 shares of common stock outstanding. That number of shares excludes the 39,892,896 shares of common stock into which our preferred stock held by Westar is convertible, subject to the terms of the shareholder agreement.

We and our officers and directors have agreed that, subject to limited exceptions described under the caption “Underwriting,” for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of UBS Warburg LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc., the representatives of the underwriters of this offering, dispose of or hedge any Equity Units, purchase contracts or shares of our common stock or any securities convertible into or exchangeable for our Equity Units, purchase contracts or shares of our common stock. However, the representatives in their sole discretion, may release any of the securities subject to lock-up agreements at any time and without notice. In addition, Westar has agreed that it will not engage in any transactions involving our securities, other than the repurchase, for a period beginning on January 9, 2003 and ending on the later of (1) February 28, 2003 and (2)(a) 90 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is less than $200,000,000, or (b) 180 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is equal to or greater than $200,000,000. If we do not complete the offering by February 28, 2003, then the lock-up will expire as of that date and Westar may sell its ONEOK stake as described below.

We have agreed to register for resale, within 60 days from the date the repurchase and exchange is completed, all of the shares of our common stock held by Westar, as well as all of the shares of our Series D convertible preferred stock issued in the exchange and all the shares of our common stock issuable upon conversion of those shares of Series D convertible preferred stock. The shares of our common stock held by Westar, including shares of common stock issuable upon conversion of our Series D convertible preferred stock, will be generally available for sale at any time, subject to the provisions of the new shareholder agreement and the new registration rights agreement, following the expiration of the lock-up period applicable to Westar. See “Transactions with Westar.”

In the event the repurchase and exchange are not consummated, Westar may sell its ONEOK stock without being subject to any of the transfer limitations in the current shareholder agreement at any time after the expiration of the lock-up period applicable to Westar and prior to September 30, 2003. After September 30, 2003, Westar will again be subject to the transfer restrictions imposed by the current shareholder agreement. In addition, Westar has registration rights under the current registration rights agreement that could allow it or its affiliates to sell its shares freely through a further registration statement filed under the Securities Act of 1933.

OUR COMPANY

General

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, due to the completion of our recent acquisition of the Texas assets of Southern Union discussed below, we are now the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service to customers in 28 states.

Our Business Strategy

Our business strategy is designed to maximize shareholder value by vertically integrating our natural gas business operations from the wellhead to the burner tip. This strategy has led us to focus on acquiring assets that provide synergistic trading and marketing opportunities along the natural gas energy chain. Our strategy as it applies to each of our business segments is described below under the caption “—Our Business Segments.” In addition, in order to implement this strategy, we plan to:

Acquire assets that complement and strengthen each other. We will seek to acquire additional assets that complement our strategic focus. The recently announced acquisition of Southern Union’s Texas gas distribution assets will complement our existing assets in Oklahoma and Kansas. We believe that this acquisition will help us achieve additional diversification of our distribution business with respect to geography and regulatory arenas and will provide stable cash flow.

Maximize the earnings potential of existing assets through asset rationalization and consolidation. We will seek to sell assets that are not considered core assets and that may not fit with our overall strategy. Our sale of gas processing plants and related gathering systems located in North Central Oklahoma is an example of a disposition of assets not considered to be core assets. In addition, we decided to sell $300 million of our production assets in the light of favorable market conditions.

Maintain a strong credit rating and capital structure while continuing our practice of consistent dividend payments. Our financing strategy is focused on capitalizing and managing our businesses in a manner consistent with the maintenance of strong credit ratings. This strategy is driven by our belief that strong credit ratings provide us a competitive advantage in the current market environment and allow us to minimize our financing costs over the long-term, while also retaining the financial flexibility to pursue attractive capital investment opportunities as and when they are available.

Pursue regulatory initiatives that benefit us and our customers. Our philosophy with respect to regulatory bodies is to maintain strong relationships with the regulators, and to seek solutions that benefit our shareholders and our customers.

Trade around physical assets and minimize high-risk activities. Our Marketing and Trading segment is actively engaged in value creation through marketing and trading of natural gas, crude oil and natural gas liquids to both wholesale and retail customers in 28 states using leased gas storage and firm transportation capacity from related parties and others. Our strategy involves trading around physical assets.

Our Business Segments

The following chart illustrates the principal segments in which we report operations, separated into our nonregulated operations and our regulated operations.

(1)	Excludes the results of the Texas natural gas distribution business recently acquired from Southern Union discussed above under “Summary—Recent Developments.”
(2)	Includes the results of the production assets to be sold, and midstream natural gas assets recently sold, as discussed above under “Summary—Recent Developments.”
(3)	See “Summary—Recent Developments” above.
(4)	As discussed above under “Summary—Recent Developments,” we have announced the sale of $300 million of assets of our production segment.

The composition of our operating income for the nine months ended September 30, 2002 and our assets as of September 30, 2002 was as follows:

Distribution. We provide natural gas distribution as a regulated public utility to wholesale and retail customers in Oklahoma, Kansas and Texas. Our distribution operations in Oklahoma are conducted through Oklahoma Natural Gas, which delivered natural gas to approximately 802,000 customers at December 31, 2001. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas. Our distribution operations in Kansas are conducted through Kansas Gas Service, which supplies natural gas to approximately 642,000 customers. Our largest markets in Kansas include Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. As a result of our acquisition of the Southern Union Texas assets described above under “Summary—Recent Developments,” we now serve approximately 535,000 additional customers, over 90 percent of which are residential, in the State of Texas, including the principal cities of El Paso and Austin.

Net revenues from our distribution segment represented approximately 38.2% and 40.2% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our distribution segment represented approximately 21.8% and 20.4% of our consolidated operating income for nine months ended September 30, 2002 and 2001, respectively. Operating income for the 12 months ended June 30, 2002 for the Texas assets acquired from Southern Union was approximately $41.2 million, approximately 95% which relates to the Texas distribution operations. We estimate that 2003 operating income for the Texas assets will be approximately $40 million. Depreciation in 2003 related to the Texas assets is expected to be approximately $16 million.

Our net revenues and operating income from our distribution segment for the nine months ended September 30, 2001 and 2002, were as follows:

The average numbers of customers in our distribution segment for the nine months ended September 30, 2001 and 2002, were as follows:

As indicated above, we added approximately 535,000 customers in our distribution segment upon consummation of the acquisition of Southern Union’s Texas gas distribution assets on January 3, 2003.

Our strategy with respect to our distribution businesses is to generate stable cash flows from operations and earnings while providing low-cost service to our customers.

Transportation and storage. We provide intrastate natural gas pipeline transportation and storage for Oklahoma, Kansas and Texas. We conduct this business primarily through wholly owned intrastate pipeline companies with a total of 9,024 miles of pipe and wholly owned storage companies with a total capacity of approximately 58 billion cubic feet of natural gas, of which approximately 8 billion cubic feet is currently idled.

Net revenues from our transportation and storage segment represented approximately 11.1% and 12.2% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our transportation and storage segment represented approximately 12.8% and 16.2% of our consolidated operating income for the nine months ended September 30, 2002 and 2001, respectively.

ONEOK affiliated entities are among the principal customers of this segment. We serve our marketing and trading segment, as well as a number of transporters in the utilization of the transportation and storage facilities.

Our net revenues and operating income from our transportation and storage segment for the nine months ended September 30, 2001 and 2002, were as follows:

Operating income for the 2002 period decreased compared to 2001 primarily due to higher operating costs of $5.4 million mainly from the settlement of certain legal proceedings, increased bad debt expense and increased employee costs.

Our strategy is to generate stable cash flows and earnings while providing reliable transportation and storage services. Management believes that our assets are strategically located such that throughputs can be maximized.

Gathering and processing. We are engaged in the gathering and processing of natural gas and the fractionation, storage and marketing of natural gas liquids. In December 2002, we completed the sale of three processing plants and related gathering assets, along with an interest in a fourth processing plant, all located in Oklahoma, to Mustang Fuel Corporation. Our operating income related to these assets was $2.2 million and $6.0 million for the three- and nine-month periods ended September 30, 2002, respectively. After giving effect to the sale, our processing capacity has been reduced to 2.05 Bcf/d. The capacity associated with plants owned or leased has been reduced to 1.8 Bcf/d while the proportionate amount of the plant capacity that we own an interest in but do not operate is 0.11 Bcf/d. In addition, subsequent to the sale, we own a total of about 13,900 miles of gathering pipelines that supply our gas processing plants.

Net revenues from our gathering and processing segment represented approximately 17.7% and 20.3% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our gathering and processing segment represented approximately 5.1% and 13.7% of our consolidated operating income for the nine months ended September 30, 2002 and 2001, respectively.

Our net revenues and operating income from our gathering and processing segment for the nine months ended September 30, 2001 and 2002, were as follows:

The decline in operating income in the 2002 period reflects the effect of lower revenues caused in part by lower composite natural gas liquids prices and crude oil prices offset somewhat by additional sales volumes generated from the natural gas liquids pipeline facilities leased at the end of 2001. Also contributing to the decline in operating income were higher operating costs, mainly customer charge offs and bad debt reserves, and higher depreciation, depletion and amortization, which is primarily due to the $2.4 million loss associated with the sale of three Oklahoma gas processing facilities.

Our strategy with respect to our gathering and processing segment is to consolidate and rationalize assets and renegotiate contracts to mitigate the variations in earnings and cash flows caused by fluctuations in commodity prices.

Marketing and trading. We are engaged in the marketing and trading of natural gas, crude oil, natural gas liquids and electricity to retail and wholesale customers in 28 states throughout the U.S. We market gas from the West Coast to the Chicago city gate. The focus of our marketing operation has evolved from intrastate aggregation to interstate aggregation. We have focused on executing an integrated wholesale energy business strategy that is based on expanding our existing marketing, trading and arbitrage opportunities in the natural gas and power markets. We believe that the combination of owning or controlling strategic assets and our marketing franchise will allow us to continue to capitalize on existing marketing, trading and arbitrage opportunities.

Net revenues from our marketing and trading segment represented approximately 24.1% and 14.1% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our marketing and trading segment represented approximately 55.5% and 32.0% of our consolidated operating income for the nine months ended September 30, 2002 and 2001, respectively.

Our net revenues and operating income from our marketing and trading segment for the nine months ended September 30, 2001 and 2002, were as follows:

Management believes that our location in the heart of the natural gas producing area of the United States, as well as benefits derived from vertically integrating our gas marketing and trading operations with our other businesses, provides us with strategic advantages we believe necessary to successfully compete in the competitive natural gas market.

Production. We own natural gas and oil producing reserves in the Mid-Continent region. Our strategy is to use these reserves in the Mid-Continent region to add value not only to our existing production operations but also to integrate those production operations with our gathering, processing, marketing, transportation and storage businesses. Accordingly, we focus on exploitation activities rather than exploratory drilling.

Net revenues from our production segment represented approximately 8.7% and 12.2% of our consolidated net revenues for the nine months ended September 30, 2002 and 2001, respectively. Operating income from our production segment represented approximately 6.0% and 15.9% of our consolidated operating income for the nine months ended September 30, 2002 and 2001, respectively.

On November 25, 2002, we announced that we had entered into an agreement to sell some of the natural gas and oil producing properties of our production segment to an affiliate of Chesapeake Energy Corporation for a cash purchase price of approximately $300 million, subject to adjustment, with the closing anticipated to occur in early 2003. We decided to sell these assets in the light of favorable market conditions. After giving effect to the sale of those production assets, we will have 72.2 Bcfe of reserves and total production of 10.0 Bcfe per year. We anticipate that the proceeds of the sale will be used for the repayment of debt and for general corporate purposes and will generate a pre-tax gain of approximately $75 million as of the November 30, 2002 effective date, subject to adjustment for operating income and capital expenditures from that date until closing, which adjustments are expected to reduce our pre-tax gain to approximately $67 million.

We expect to generate, after the sale, operating income from our production segment of $8 to $12 million in 2003, based on natural gas prices of $3.95-$4.11 per thousand cubic feet and oil prices of $23.94-$26.85 per barrel, with capital expenditures of $7 to $11 million for the same period.

Our net revenues and operating income from our production segment for the nine months ended September 30, 2001 and 2002, were as follows:

Operating income in the production segment declined in 2002 compared to 2001, reflecting lower revenues, caused by lower average gas prices received in 2002 compared with 2001, partially offset by higher oil production in the period. Also contributing to the decline in operating income were higher operating expenses, including an increase in depreciation, depletion and amortization.

ONEOK is committed to its production business, and will pursue reserve acquisitions when the timing and price is appropriate. The recent announcement of a sale of some of our production assets is a result of our ongoing production strategy of developing and acquiring producing properties and, from time to time, selling some of our properties to enhance returns to our shareholders and redeploy capital.

TRANSACTIONS WITH WESTAR

On January 9, 2003, we entered into a transaction agreement with Westar pursuant to which we agreed to, among other things, use commercially reasonable efforts to effect offerings of our common stock and other securities, which obligation we will satisfy by making this offering and our concurrent offering of common stock, and to use a portion of the net proceeds of those offerings to repurchase a portion of the shares of our Series A convertible preferred stock held by Westar. We have also agreed to modify the terms of the remaining shares of our Series A convertible preferred stock by exchanging newly issued shares of our Series D convertible preferred stock for all the shares of our Series A convertible preferred stock held by Westar that we do not repurchase. At the same time, we also entered into a new shareholder agreement and a new registration rights agreement with Westar that, when effective, will replace the current shareholder agreement and the current registration rights agreement with Westar. The new shareholder agreement and the new registration rights agreement will not become effective until both the repurchase and the exchange are completed. Both the repurchase and the exchange are conditioned upon, among other things, Westar receiving the approval of the Kansas Corporation Commission with respect to the repurchase, the exchange and the new shareholder agreement.

We have agreed to register for resale, within 60 days from the date the repurchase and exchange are consummated, all of the shares of our common stock held by Westar, as well as all of the shares of our Series D convertible preferred stock issued in the exchange and all of the shares of our common stock issuable upon conversion of those shares of Series D convertible preferred stock. The shares of our common stock held by Westar, including shares of common stock issuable upon conversion of our Series D convertible preferred stock, will be available for sale at any time, subject to the provisions of the new shareholder agreement and the new registration rights agreement, following the expiration of the lock-up period applicable to Westar.

In the event the repurchase and exchange are not consummated, Westar may sell its ONEOK stock without being subject to transfer limitations in the current shareholder agreement at any time after the expiration of the lock-up period applicable to Westar and prior to September 30, 2003. After September 30, 2003, Westar will again be subject to the transfer restrictions imposed by the current shareholder agreement. In addition, Westar has registration rights under the current registration rights agreement that could allow it or its affiliates to sell its shares freely through a further registration statement filed under the Securities Act of 1933.

In addition, concurrent with the completion of the repurchase and the exchange, we will enter into an amended and restated rights agreement, which will amend and restate our current rights agreement in its entirety. Set forth below are summaries of the transaction agreement, the new shareholder agreement and the new registration rights agreement as well as summaries of the terms of our Series D convertible preferred stock and the amended and restated rights agreement. We believe that these summaries describe all the material terms of these documents; however, you should read the complete text of each of the transaction agreement, the new shareholder agreement, the new registration rights agreement, the form of certificate of designations creating our Series D convertible preferred stock and the form of the amended and restated rights agreement for their precise legal terms and other information that may be important to you. We have filed copies of these agreements as exhibits to our current report on Form 8-K dated January 9, 2003 that we filed with the Securities and Exchange Commission.

Prior to the consummation of the transactions referred to above, our relationship with Westar, including Westar’s rights as a ONEOK shareholder with respect to its ONEOK stake, will continue as described in the accompanying prospectus under the captions “Description of Capital Stock—Shareholder Rights Agreement,” “—Preferred Stock,” “—Shareholder Agreement” and “—Registration Rights Agreement.” Upon consummation of the transactions referred to above, our relationship with Westar will be modified as described in this section. Following consummation of these transactions, to the extent there is a conflict between matters described in this section and matters described elsewhere in this prospectus supplement or in the accompanying prospectus, including as set forth in the accompanying prospectus under the caption “Description of Capital Stock,” the terms of the relationship and agreements as described in this section will supersede terms set forth elsewhere.

Transaction Agreement

The offering; the repurchase

We have agreed to use commercially reasonable efforts to effect an offering of our common stock and other securities, as we may determine, prior to February 28, 2003 if permitted by capital market conditions, as determined by us in our sole discretion. We will satisfy our obligation to make an offering of common stock and other securities by making this offering and our concurrent offering of common stock. We will use an amount, not to exceed $250,000,000, equal to at least 50% (or such larger percentage as we may, in our sole discretion, determine) of the proceeds of the offering, after deducting underwriters’ commissions and discounts and other offering expenses, to repurchase shares of our Series A convertible preferred stock held by Westar. The price paid for each share of our Series A convertible preferred stock in the repurchase will be equal to the per share offering price for our common stock in the concurrent offering, after taking into account underwriters’ commissions and discounts and other offering expenses, as adjusted to reflect ONEOK’s 2001 common stock split.

Simultaneously with the repurchase, we will modify the terms of the remaining shares of our Series A convertible preferred stock by exchanging newly issued shares of our Series D convertible preferred stock for all the shares of Series A convertible preferred stock held by Westar that we do not repurchase.

Lock-up. Westar has agreed that it will not engage in any transactions involving our securities, other than the repurchase, for a period beginning on January 9, 2003 and ending on the later of (1) February 28, 2003 and (2) (a) 90 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is less than $200,000,000, or (b) 180 days from the closing of the repurchase and exchange, if the aggregate amount of Series A convertible preferred stock repurchased is equal to or greater than $200,000,000. If we do not complete the offering by February 28, 2003, then the lock-up will expire as of that date.

Waiver; consent. Westar has agreed to waive any piggy-back registration rights that it currently has under the current registration rights agreement as well as any dilutive issuances rights that it has under the current shareholder agreement with respect to the offering, so long as the offering and the repurchase are consummated by February 28, 2003.

Shelf registration

We have agreed to file a registration statement on Form S-3 within 60 days from the completion of the repurchase and the exchange in order to register for resale all of the shares of our common stock and our Series D convertible preferred stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D convertible preferred stock. In connection with the filing of the shelf registration statement, we have also agreed to use commercially reasonable efforts to cause our shares of Series D convertible preferred stock, if permitted by NYSE rules, and the shares of common stock issuable upon conversion of our Series D convertible preferred stock, to be listed on the NYSE prior to any sale, transfer or conversion of the shares our Series D convertible preferred stock held by Westar.

Conditions

The obligations of Westar and us to consummate the repurchase and the exchange are subject to the satisfaction (or, to the extent permitted by law, waiver by the relevant party in its sole discretion) of the following conditions:

•	the Kansas Corporation Commission shall have approved the repurchase, the exchange and the new shareholder agreement;

•	the offering shall have been consummated; and

•	the absence of any statute, order, injunction or similar legal obstacle preventing consummation of the repurchase and the exchange.

In addition, the obligations of Westar to consummate the repurchase and the exchange are subject to the satisfaction (or to the extent permitted under law, waiver by Westar in its sole discretion) of the following conditions:

•	the representations and warranties of ONEOK set forth in the transaction agreement being true and correct; and

•	ONEOK having performed in all material respects all of its obligations required to be performed by it under the transaction agreement.

In addition, the obligations of ONEOK to consummate the repurchase and the exchange are subject to the satisfaction (or to the extent permitted under law, waiver by ONEOK in its sole discretion) of the following conditions:

•	the representations and warranties of Westar set forth in the transaction agreement being true and correct; and

•	Westar having performed in all material respects all of the obligations required to be performed by it under the transaction agreement.

Termination

The transaction agreement may be terminated:

•	at any time by the mutual written consent of ONEOK and Westar; or

•	by ONEOK, on one hand, or Westar, on the other hand, in the event the offering is not completed by February 28, 2003 or such later date as ONEOK and Westar may agree.

Shareholder Agreement

Although Westar and ONEOK entered into the new shareholder agreement on January 9, 2003, it will not be effective until the repurchase and exchange are completed, at which time the current shareholder agreement will terminate.

Standstill

The new shareholder agreement provides, among other things, that Westar is prohibited from taking various actions, including, without limitation:

•	the acquisition of any of our securities;

•	the deposit of our equity securities in a voting trust or subjecting of those equity securities to any similar arrangement or proxy with respect to the voting of those equity securities;

•	the commencement of a merger, acquisition or other business combination transaction relating to us; and

•	engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

Restrictions on transfer

During the term of the new shareholder agreement, Westar is prohibited, without our prior written consent, from transferring any of our equity securities except:

•	transfers of equity securities representing voting power of less than 5% provided that the transferee does not have a voting ownership percentage of more than 5% immediately prior to the transfer;

•	in a bona fide underwritten public offering pursuant to the new registration rights agreement;

•	pursuant to a pro rata distribution to the shareholders of Westar; and

•	transfers to affiliates, provided that the party to whom the equity securities are transferred agrees to be bound by the terms of the new shareholder agreement.

In addition, in the event that a third party commences a tender offer and our rights agreement is inapplicable to that tender offer, Westar may tender a proportionate amount of our equity securities held by it into that tender offer.

Voting

During the term of the new shareholder agreement, Westar has agreed to vote all voting securities that it owns as follows:

•	with respect to the election of directors, in favor of the election of all candidates for director nominated by our board of directors;

•
with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the rights agreement or any modification of the rights agreement (other than nonbinding precatory resolutions), in accordance with the recommendation of our board;

•
with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment to our certificate of incorporation, which we refer to as the “opt out amendment,” by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Westar has the right to abstain or vote against such amendment;

•	with respect to any transaction or series of transactions constituting a change-in-control, in its sole discretion; and

•
with respect to all other matters, in its sole discretion those shares of common stock owned by Westar that were not acquired as a result of the conversion of shares of our Series D convertible preferred stock, and must vote all other voting securities held by Westar in the same proportion as all voting securities voted on the matter are voted by our other shareholders.

Board Representation

Westar will be entitled to designate one director to our board of directors. Westar’s designee will not have the right to sit on any committee of our board of directors.

Term

The new shareholder agreement will terminate if, among other things, Westar’s ownership of our common stock (assuming, for this purpose, the conversion of the Series D convertible preferred stock into common stock) falls below 10% of all common stock issued and outstanding (again, assuming the conversion of the Series D convertible preferred stock); however, in the event that the shareholder agreement is terminated for that reason, the standstill provisions described above will remain in effect until November 26, 2012.

New Registration Rights Agreement

Although Westar and ONEOK entered into the new registration rights agreement on January 9, 2003, it will not be effective until the repurchase and exchange are completed, at which time the current registration rights agreement will terminate.

As noted above, we have agreed, subject to the effectiveness of the new registration rights agreement, to keep the shelf registration statement that we will file pursuant to the transaction agreement effective until Westar may freely offer for sale shares of our common stock and our Series D convertible preferred stock without any restriction as to manner of sale and volume imposed by the Securities Act of 1933.

Form of Amended and Restated Rights Agreement

Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

Concurrent with the closing of the repurchase and the exchange, we will enter into an amended and restated rights agreement, which will amend and restate our current rights agreement in its entirety. As with most rights agreements, the terms of our new rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability.

Our amended and restated rights agreement will provide that each share of our common stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the new rights agreement, will have one right to purchase one one-hundredth of a share of preferred stock, designated as Series C preferred stock, attached to it, at a purchase price of $40 per one one-hundredth of a share of preferred stock, subject to adjustment, as described below.

Initially, the rights under our amended and restated rights agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the rights agreement) of 15% or more of our outstanding common stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% of our common stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

Our amended and restated rights agreement will specifically exclude as an acquiring person, among others, Westar, but only with respect to shares of our common stock (including shares of our common stock issuable upon conversion of our Series D convertible preferred stock) beneficially owned by it as of the date of the amended and restated rights agreement, less any shares transferred to third parties thereafter.

All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the tenth anniversary of the amended and restated rights agreement, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right’s then current purchase price, shares of our common stock (or, in limited circumstances, one one-hundredths of a share of Series C preferred stock) as equals the result obtained by:

•
multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

•	dividing that product by 50% of the then current per share market price of our common stock on the date of the first occurrence.

If, after a person or group becomes an acquiring person, and:

•	we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our common stock are not treated alike; or

•
we sell or transfer more than 50% of our assets or earning power to an interested shareholder or other person or, to any other person in a case where all holders of our common stock are not treated alike, each right will entitle the holder to purchase, at the right’s then current purchase price, shares of common stock of the acquiring company as equal the result obtained by:

•	multiplying the then current purchase price by the number of one one-hundredths of a share of our preferred stock for which a right is then exercisable; and

•	dividing the product by 50% of the then current per share market price of the common stock of the acquiring company.

We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our common stock (or shares of our other equity securities, including one one-hundredths of a share of preferred stock, with equivalent rights and privileges as our common stock) at an exchange ratio of one share of our common stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding common stock.

Our board of directors may, at its option, redeem all of the outstanding rights under our amended and restated rights agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding stock or (2) the final expiration date of the rights. The redemption price under our amended and restated rights agreement is $0.005 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights will have no rights as our shareholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

Terms of Series D Convertible Preferred Stock

Authorized Number of Shares

The number of authorized shares of our Series D convertible preferred stock will depend on the number of shares of our Series A convertible preferred stock purchased in the repurchase. Our board of directors intends to authorize a number of shares of Series D convertible preferred stock approximately equal to the total number of shares of our common stock issuable upon conversion of the shares of Series A convertible preferred stock outstanding immediately prior to the repurchase, less the number of shares of our common stock issuable upon conversion of all the shares of our Series A convertible preferred stock purchased in the repurchase.

Rank

With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Series D convertible preferred stock will rank senior to shares of our common stock, or any class of our equity securities that by its terms is junior to the Series D convertible preferred stock, and will not rank junior with respect to any class or series of preferred stock that we may issue, unless the holders of 66 2/3% of the outstanding shares of the Series D convertible preferred stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock that will rank prior to the Series D convertible preferred stock.

Dividends

Holders of the shares of our Series D convertible preferred stock will be entitled to receive, when and if declared by our board of directors, quarterly cash dividends in an amount per share equal to $0.23125. If we do not pay dividends on the Series D convertible preferred stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

Liquidation Preference

The liquidation preference per share of Series D convertible preferred stock will be equal to the amount payable per share on our common stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of convertible preferred stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Series D convertible preferred stock.

Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

Optional Redemption

We will have the option to redeem the Series D convertible preferred stock on or after August 1, 2006 at $20.00 per share if the closing price of our common stock has exceeded $25.00 for 30 consecutive trading days prior to the date that we provide notice of our intention to redeem all or a portion of the Series D convertible preferred stock.

Conversion Rights

The Series D convertible preferred stock is convertible at any time, at the holder’s option, provided that Westar may only convert the shares of Series D convertible preferred stock held by it if the aggregate of the regular dividends for the most recently completed fiscal year prior to conversion that would have been payable on all the shares of common stock issuable upon conversion of one share of Series D convertible preferred stock is greater than $0.925 and such conversion would not subject us or our affiliates or Westar to the Public Utility Holding Company Act of 1935. In addition, Westar may generally convert any shares of our Series D convertible preferred stock held by it into shares of common stock in connection with transfers made in compliance with the shareholder agreement.

We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our common stock in an amount sufficient for the conversion of all shares of Series D convertible preferred stock then outstanding.

Anti-dilution Provisions

The number of shares of our common stock into which each share of Series D convertible preferred stock is convertible, the dividend amount payable on each share of Series D convertible preferred stock, and the liquidation preference attached to each share of Series D convertible preferred stock will be subject to adjustments for stock splits, stock dividends, reverse stock splits or any transaction with comparable effect upon our common stock.

Voting Rights

Holders of shares of Series D convertible preferred stock will be entitled to vote together with holders of shares of our common stock, as a single class, with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the opt out amendment, or would reasonably cause us to become subject to the control share acquisition statute; or any other provisions that are substantially similar to the control share acquisition statute; any proposal relating to the opt out amendment; and any transaction or series of transactions that, if consummated, would constitute a change-in-control (as defined in the certificate of designation of the Series D convertible preferred stock).

With respect to those matters, each share of Series D convertible preferred stock will carry a number of votes equal to the number of votes carried by the number of shares of our common stock issuable upon conversion of one share of Series D convertible preferred stock.

Holders of Series D convertible preferred stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

ACCOUNTING TREATMENT

The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the senior notes in proportion to their respective fair market values at the time of issuance. The present value of the Corporate Units contract adjustment payments will be initially charged to shareholders’ equity, with an offsetting credit to liabilities. This liability is accreted over three years by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments reduce this liability.

The purchase contracts are forward transactions in our common stock. Upon settlement of each purchase contract, we will receive $25 on the purchase contract and will issue the requisite number of shares of our common stock. The $25 that we receive will be credited to shareholders’ equity.

Before the issuance of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts at the end of the period over the number of shares that could be purchased by us in the market (at the average market price during the applicable period) using the proceeds receivable upon settlement. Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $20.63.

The FASB has issued an exposure draft entitled “Accounting for Financial Instruments with Characteristics of Liabilities, Equity or Both.” Under the proposed Statement, some financial instruments indexed to an issuer’s own stock that are currently recorded in the stockholders’ equity section of the issuer’s balance sheet would be accounted for as a derivative instrument under the provisions of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The proposed Statement would be effective for fiscal years beginning after June 15, 2002. However, due to unresolved issues raised during the Board’s redeliberations, the FASB has communicated its plans to issue a limited-scope Statement in early 2003 that will address certain, but not all, financial instruments that include forward purchase contracts. The FASB’s ultimate conclusions with respect to the accounting for financial instruments with characteristics of liabilities, equity or both could result in the purchase contracts being accounted for as derivative instruments, with the contracts recorded at fair value and changes in fair value recorded in earnings. The FASB could also re-examine the method in which the Equity Units are included in an issuer’s diluted earnings per share calculation.

The EITF of the FASB is also considering an issue related to the accounting for certain securities and financial instruments, including securities such as the Equity Units. One proposal being considered, if adopted, could result in instruments like the purchase contracts being accounted for as derivative instruments pursuant to the provisions of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Under these provisions the changes in fair value of such instruments would be recorded as an adjustment to the instruments’ carrying value with an offsetting adjustment to earnings. Another proposal under consideration would not alter the accounting for the purchase contracts discussed herein. As part of its deliberations on this topic, the EITF may also choose to expand this issue’s scope to include consideration of whether instruments such as the Equity Units should be accounted for on a combined basis, or continue to be accounted for as separate instruments. A scope expansion of this nature may also examine the method in which the Equity Units are included in an issuer’s diluted earnings per share calculation. The FASB’s conclusions on the exposure draft discussed in the preceding paragraph may affect any consensus of the EITF.

At this time, the ultimate outcome of the deliberations referred to above, the timing of the issuance of a FASB Standard or an EITF Consensus, and their effect on the financial statements is uncertain.

USE OF PROCEEDS

Our net proceeds from the sale of Equity Units in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $338.9 million, or $389.8 million if the underwriters exercise their over-allotment option in full to purchase additional Equity Units. Our net proceeds from the concurrent common stock offering, after deducting underwriting discounts and commissions and the estimated expenses of that offering payable by us, will be approximately $198.0 million, or $227.7 million if the underwriters in that offering exercise their over-allotment option in full to purchase additional shares of common stock. We are not required to sell the common stock in order to sell the Equity Units in this offering.

We will use up to $250 million of the aggregate net proceeds from this offering and the common stock offering to repurchase shares of our Series A convertible preferred stock from Westar as described under the caption “Transactions with Westar.” We will use the remaining net proceeds from the offerings to repay short-term debt, a significant portion of which was incurred to refinance long-term debt. If we complete this offering of Equity Units but do not complete the concurrent offering of common stock, we expect to use $125 million of the net proceeds of this offering to repurchase shares of Series A convertible preferred stock from Westar and to use the remaining net proceeds of this offering to repay short-term debt. Our short-term indebtedness totaled approximately $448.1 million as of November 30, 2002 and had a weighted average interest rate of 2.03% per annum. As of November 30, 2002, our current maturities of long-term debt totaled approximately $6.3 million and our short-term investments totaled approximately $111.5 million.

CAPITALIZATION

The following table sets forth:

•	our actual capitalization as of November 30, 2002;

•
our supplemental capitalization to give effect to this offering of Equity Units and the application of the net proceeds therefrom, including the repurchase of $125 million of Series A convertible preferred stock; and

•
our capitalization as adjusted to give effect to this offering of Equity Units and our concurrent offering of 12,000,000 shares of our common stock (assuming no exercise of the over-allotment option to purchase additional shares of common stock) and the application of the aggregate net proceeds from the offerings, including the repurchase of $250 million of Series A convertible preferred stock.

The information in the table does not give effect to the exchange of Series A convertible preferred stock for new Series D convertible preferred stock described under the caption “Transactions with Westar.” The information in the table is qualified in its entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this prospectus supplement and the accompanying prospectus.

	As of November 30, 2002
	Actual		Supplemental		As Adjusted
	(Dollars in millions)
Short-term notes payable (including current portion of long-term debt)	$454.4	13.7%	$240.5	7.3%	$167.5	5.1%
Long-term debt (excluding current portion)	1,515.1	45.7	1,865.1	57.0	1,865.1	57.0
Series A convertible preferred stock	564.4	17.0	457.8	14.0	351.2	10.7
Common shareholders’ equity	782.8	23.6	711.4	21.7	891.0	27.2

Total capitalization	$3,316.7	100.0%	$3,274.8	100.0%	$3,274.8	100.0%

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently listed on the NYSE under the symbol “OKE.” The following table sets forth the high and low closing prices for transactions involving our common stock for each calendar quarter, as reported on the NYSE Composite Tape, and related dividends paid per common share during such periods.

	High	Low	Dividend
2003:
First Quarter (through January 22, 2003)	$20.20	$16.80	—
2002:
Fourth Quarter	$19.71	$16.67	$0.155
Third Quarter	$22.19	$14.62	$0.155
Second Quarter	$23.14	$19.70	$0.155
First Quarter	$20.92	$16.34	$0.155
2001:
Fourth Quarter	$18.40	$16.15	$0.155
Third Quarter	$20.48	$14.17	$0.155
Second Quarter	$22.50	$19.01	$0.155
First Quarter	$24.34	$18.13	$0.155

On January 22, 2003, the last reported sale price of our common stock on the NYSE was $17.19 per share.

Dividends on our common stock are paid as declared by ONEOK’s board of directors. On September 19, 2002, our board of directors declared a dividend of $0.155 per share, which was paid on November 15, 2002 to shareholders of record on October 31, 2002. On November 21, 2002, our board of directors approved an increase in the quarterly dividend on ONEOK common stock to $0.17 per share, to be applicable to the quarterly dividend to be declared by the board in January 2003. Dividends are typically paid on or about the 15th of February, May, August and November. Dividends can be paid by check or electronic deposit, or can be reinvested.

Future dividends will depend on future earnings, which, in large part, are dependent upon our cash position and financial condition and other factors. At the increased common stock dividend rate described above, after giving effect to the issuance of the shares of common stock offered in our concurrent offering, our quarterly dividend payments on our outstanding common stock would be approximately $12.3 million.

DESCRIPTION OF THE EQUITY UNITS

The following is a summary of the terms of the Equity Units. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the Equity Units but is not necessarily complete. We refer you to the copies of those documents that have been or will be filed and incorporated by reference in the registration statement of which this prospectus supplement and accompanying prospectus form a part. This summary supplements the description of the stock purchase units in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

We will issue the Equity Units under the purchase contract agreement between us and SunTrust Bank, who we refer to as the purchase contract agent. Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 14,000,000 Corporate Units (or 16,100,000 Corporate Units if the underwriters exercise their over-allotment option in full), each with a stated amount of $25.

Corporate Units

Each Corporate Unit will consist of a unit comprising:

(a)	a purchase contract under which

(1)
the holder will agree to purchase from us, and we will agree to sell to the holder, not later than February 16, 2006, which we refer to as the purchase contract settlement date, for $25 in cash, a number of newly issued shares of our common stock equal to the settlement rate described below under “Description of the Purchase Contracts—Purchase of Common Stock,” subject to antidilution adjustments, and

(2)	we will pay the holder quarterly contract adjustment payments at the rate of 4.5% per year on the stated amount of $25 or $1.125 per year, and

(b)	either:

(1)	a senior note issued by us having a $25 principal amount, or

(2)
following a successful remarketing of the senior notes prior to the third business day immediately preceding the purchase contract settlement date, or the occurrence of a special event redemption, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the Treasury portfolio.

“Applicable ownership interest” means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

(1)
a 2.5% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that matures on or prior to February 15, 2006, and

(2)
for the scheduled interest payment date on the senior notes that occurs on February 16, 2006, in the case of a successful remarketing of the senior note included in that Corporate Unit prior to the third business day immediately preceding the purchase contract settlement date, or for each scheduled interest payment date on the senior notes after the date of a special event redemption and on or before the purchase contract settlement date, in the case of a special event redemption, a 0.025% undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to the business day immediately preceding such payment date.

The purchase price of each Equity Unit will be allocated between the related purchase contract and the related senior note in proportion to their respective fair market values at the time of issuance. We expect that, at the time of issuance, the fair market value of each senior note will be $25 and the fair market value of each purchase contract will be $0.00. This position generally will be binding on each beneficial owner of each Equity Unit but not on the Internal Revenue Service, or IRS.

As long as a unit is in the form of a Corporate Unit, your senior note or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to us through the collateral agent to secure your obligation to purchase common stock under the related purchase contract.

Creating Treasury Units

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as a result of a successful remarketing prior to the third business day preceding February 16, 2006 or a special event redemption prior to February 16, 2006, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date, to substitute for the related senior notes held by the collateral agent, zero-coupon Treasury securities that mature on February 15, 2006 (CUSIP No. 912803AJ2), which we refer to as Treasury securities, in a total principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made.

Because Treasury securities are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute Treasury securities for the applicable ownership interest in the Treasury portfolio as a component of the Corporate Unit, but holders of Corporate Units can only make this substitution in integral multiples of 40,000 Corporate Units. Each of these substitutions will create Treasury Units, and the applicable senior notes or applicable ownership interest in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units.

Each Treasury Unit will consist of a unit with a stated amount of $25 comprising:

(a)	a purchase contract under which

(1)
the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $25 in cash, a number of newly issued shares of our common stock equal to the settlement rate, subject to anti-dilution adjustments, and

(2)	we will pay the holder quarterly contract adjustment payments at the rate of 4.5% per year on the stated amount of $25, or $1.125 per year, and

(b)	a 2.5% undivided beneficial interest in a Treasury security with a principal amount of $1,000.

To create 40 Treasury Units, unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Corporate Unit holder will:

•	deposit with the collateral agent a Treasury security that has a principal amount at maturity of $1,000 which must be purchased in the open market at the Corporate Unit holder’s expense, and

•
transfer 40 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the senior notes relating to the 40 Corporate Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related senior notes from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

•	cancel the 40 Corporate Units,

•	transfer the related senior notes to the holder, and

•	deliver 40 Treasury Units to the holder.

The Treasury security will be substituted for the senior notes and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase common stock under the related purchase contracts. The related senior notes released to the holder thereafter will trade separately from the resulting Treasury Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Corporate Unit holder will follow the same procedure to create a Treasury Unit, except the holder will have to deposit integral multiples of 40,000 Corporate Units.

Recreating Corporate Units

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of Treasury Units will have the right at any time on or prior to the fifth business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury securities held by the collateral agent, the senior notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made.

Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 40 Treasury Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute the applicable ownership interests in the Treasury portfolio for the Treasury securities that were a component of the Treasury Units, but holders of Treasury Units can only make this substitution in integral multiples of 40,000 Treasury Units.

Each of these substitutions will recreate Corporate Units, and the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate Units.

To create 40 Corporate Units, unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Treasury Unit holder will:

•	deposit with the collateral agent 40 senior notes, which must be purchased in the open market at the holder’s expense unless otherwise owned by the holder, and

•
transfer 40 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited 40 senior notes with the collateral agent and requesting the release to the holder of the Treasury security relating to the Treasury Units.

Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 40 Treasury Units,

•	transfer the related Treasury security to the holder, and

•	deliver 40 Corporate Units to the holder.

The substituted senior notes or the applicable ownership interests in the Treasury portfolio will be pledged to us through the collateral agent to secure the Corporate Unit holder’s obligation to purchase common stock under the related purchase contracts.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Treasury Unit holder will follow the same procedure to create a Corporate Unit, except the holder will have to deposit integral multiples of 40,000 Treasury Units.

Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of interest payments calculated at the rate of 4.0% per year on the senior notes (or distributions on the applicable ownership interest in the Treasury portfolio if the senior notes have been replaced by the Treasury portfolio), and contract adjustment payments payable by us at the rate of 4.5% per year on the stated amount of $25 per Corporate Unit until the earlier of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement, as described in “Description of the Purchase Contracts—Early Settlement Upon Cash Merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts. Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 4.5% per year on the stated amount of $25 per Treasury Unit until the earlier of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement, as described in “Description of the Purchase Contracts—Early Settlement Upon Cash Merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when the Treasury Units were created for as long as they hold the senior notes.

Ranking

Our obligations with respect to the senior notes will be senior and unsecured and will rank equally with all of our other unsecured and unsubordinated obligations. The indenture under which the senior notes will be issued will not limit our ability to issue or incur other unsecured debt or issue preferred stock. See “Description of Debt Securities” in the accompanying prospectus.

Our obligations with respect to the contract adjustment payments will be subordinate in right of payment to our senior indebtedness. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

Voting and Certain Other Rights

Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of the common stock.

Listing of the Securities

The Corporate Units have been approved for listing on the NYSE under the symbol “OKE PrA,” subject to official notice of issuance. Unless and until substitution has been made as described in “—Creating Treasury Units” or “—Recreating Corporate Units,” neither the senior notes nor the applicable ownership interest in the Treasury portfolio component of a Corporate Unit will trade separately from the Corporate Units. The senior notes or the applicable ownership interest in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units. If the Treasury Units or the senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list the Treasury Units or the senior notes on the same exchange as the Corporate Units are then listed, including, if applicable, the NYSE.

Miscellaneous

We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement which are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

This section summarizes some of the terms of the purchase contract agreement, purchase contracts, pledge agreement and remarketing agreement. The summary should be read together with the purchase contract agreement, pledge agreement and remarketing agreement, forms of which have been filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Purchase of Common Stock

Each purchase contract underlying a Corporate Unit or Treasury Unit will obligate the holder of the purchase contract to purchase, and us to sell, on the purchase contract settlement date, for an amount in cash equal to the stated amount of the Corporate Unit or Treasury Unit, a number of newly issued shares of our common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances described in “—Anti-Dilution Adjustments,” as follows:

•
If the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $20.63, the settlement rate will be 1.2119 shares of our common stock, which is equal to the stated amount divided by the threshold appreciation price.

Accordingly, if the market value for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

•
If the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price of $17.19, the settlement rate will be a number of shares of our common stock equal to $25 divided by the applicable market value.

Accordingly, if the market value for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the applicable market value is less than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

•
If the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 1.4543 shares of our common stock, which is equal to the stated amount divided by the reference price.

Accordingly, if the market value for the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

“Applicable market value” means the average of the closing price per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to adjustment as set forth in “—Anti-Dilution Adjustments.” The reference price is the last reported sale price of our common stock on the NYSE on January 22, 2003. The threshold appreciation price represents a 20% appreciation over the reference price.

“Closing price” of the common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) per share of the common stock on the NYSE on that date or, if the common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the common stock as reported by the Nasdaq National Market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” means a day on which the common stock

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business, and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

On the business day immediately preceding the purchase contract settlement date, unless:

•
a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent in the manner described under “—Early Settlement,” or “—Early Settlement Upon Cash Merger,”

•
a holder of Corporate Units that include senior notes has settled the related purchase contracts with separate cash on the fourth business day immediately preceding the purchase contract settlement date pursuant to prior notice given in the manner described under “—Notice to Settle with Cash,” or

•	an event described under “—Termination” has occurred,

then,

•
in the case of Corporate Units where the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, proceeds equal to the stated amount of $25 per Corporate Unit when paid at maturity, of the appropriate applicable ownership interest of the Treasury portfolio will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts,

•
in the case of Corporate Units where the Treasury portfolio has not replaced the senior notes as a component of the Corporate Units and there has been a successful final remarketing of the senior notes, the portion of the proceeds from the remarketing equal to the principal amount of the senior notes remarketed will automatically be applied to satisfy in full the holder’s obligation to purchase shares of our common stock under the related purchase contracts,

•
in the case of Corporate Units where the Treasury portfolio has not replaced the senior notes as a component of the Corporate Units and there has not been a successful remarketing of the senior notes, (1) if holders of Corporate Units exercise their put right of the related senior notes, $25 of the put price received by the collateral agent or (2) if such holders elect not to exercise their put right, the cash delivered by such holders in settlement of the related purchase contracts, in each case will automatically be applied to satisfy in full the holders’ obligation to purchase common stock under the related purchase contracts, and

•
in the case of Treasury Units, the principal amount of the related Treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts.

The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

•
irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Corporate Units or Treasury Units, and

•	duly appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat:

•	itself as the owner of the related senior notes, applicable ownership interests in the Treasury portfolio or the Treasury securities, as the case may be, and

•	the senior notes as indebtedness for all United States federal income tax purposes.

Remarketing

Pursuant to the remarketing agreement among us, the purchase contract agent and the remarketing agent to be appointed thereunder, and subject to the terms of the remarketing agreement, unless a special event redemption has occurred, the senior notes held by Corporate Unit holders as part of a Corporate Unit will be remarketed on the third business day immediately preceding November 16, 2005 (the date three months prior to the purchase contract settlement date), which we refer to as the initial remarketing date.

The remarketing agent will use its reasonable efforts to obtain a price for the remarketed senior notes of approximately 100.50% of the purchase price for the Treasury portfolio described below. To obtain that price, the remarketing agent may reset the interest rate on the senior notes, as described under “Description of the Senior Notes.”

Following a successful remarketing of the senior notes on the initial remarketing date, the portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio consisting of:

•
U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the principal amount of the senior notes included in Corporate Units, and

•
U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been paid to the holders of Corporate Units on the purchase contract settlement date on the aggregate principal amount of the senior notes included in the Corporate Units.

The Treasury portfolio will be substituted for the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligation under the purchase contracts. On the purchase contract settlement date, a portion of the proceeds from the Treasury portfolio equal to the principal amount of the senior notes included in the Corporate Units at the time of remarketing will automatically be applied to satisfy the Corporate Unit holders’ obligation to purchase common stock under the purchase contracts and proceeds from the Treasury portfolio equal to the interest payment (assuming no reset of the interest rate) that would have been paid to the holders of Corporate Units on the senior notes included in the Corporate Units at the time of remarketing on the purchase contract settlement date will be paid to the holders of the Corporate Units.

The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the sum of the Treasury portfolio purchase price plus the purchase price for the senior notes that are no longer components of the Corporate Units from any proceeds from the remarketing of the senior notes in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders of the senior notes included in the remarketing.

As used in this context, “Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent between 9:00 a.m. and 11:00 a.m., New York City time, on the date of a successful remarketing for the purchase of the Treasury portfolio described above for settlement the third business day immediately following such date. “Quotation agent” means any primary U.S. government securities dealer in New York City selected by us.

If a successful remarketing of the senior notes has not occurred on the initial remarketing date, the remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding the purchase contract settlement date, which we refer to as the final remarketing date, at a price of approximately 100.50% of the principal amount of the senior notes remarketed.

If the remarketing of the senior notes on the final remarketing date is successful, a portion of the proceeds from this remarketing equal to the aggregate principal amount of the senior notes included in the Corporate Units at the time of remarketing will automatically be applied to satisfy in full the Corporate Unit holders’ obligations to purchase common stock under the related purchase contracts on the purchase contract settlement date. The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed senior notes from any proceeds from the remarketing in excess of the aggregate principal amount of the senior notes remarketed. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders of the senior notes included in the remarketing.

Remarketing on any remarketing date will be considered successful and no further attempts will be made if the resulting proceeds are at least 100.50% of the Treasury portfolio purchase price in the case of a remarketing prior to the final remarketing date or 100.50% of the aggregate principal amount of the senior notes in the case of the final remarketing date.

Following a successful remarketing on the initial remarketing date, holders of Treasury Units can recreate a Corporate Unit at any time prior to the second business day immediately preceding the purchase contract settlement date as described under “Description of the Equity Units—Recreating Corporate Units.”

We will cause a notice of any failed remarketing to be published on the business day immediately following the applicable remarketing date, by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. In addition, we will request, not later than seven nor more than 15 calendar days prior to the applicable remarketing date, that the depositary notify its participants holding senior notes, Corporate Units and Treasury Units of the remarketing, including, in the case of a failed remarketing on the final remarketing date, the procedures that must be followed if a senior note holder wishes to exercise its right to put its senior note to us as described in this prospectus supplement. If required, we will use our best efforts to ensure that a registration statement with regard to the full amount of the senior notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process.

If a successful remarketing of the senior notes underlying your Corporate Units has not occurred prior to the purchase contract settlement date, the holders of the senior notes will have the right to put their senior notes to us on the purchase contract settlement date, at a price equal to $25 per senior note, plus accrued and unpaid interest. The put right of holders of senior notes that are part of Corporate Units will be automatically exercised unless such holders (1) prior to 5:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, provide written notice of their intention to settle the related purchase contract with separate cash, and (2) on or prior to the business day immediately preceding the purchase contract settlement date, deliver to the collateral agent $25 in cash per purchase contract. Unless a Corporate Unit holder has settled the related purchase contract with separate cash on or prior to the purchase contract settlement date, $25 of the put price will be delivered to the collateral agent who will apply such amount in satisfaction of such holder’s obligations under the related purchase contract on the purchase contract settlement date. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder. At our option, we may elect (or, if we do not deliver the put price, we will be deemed to have elected) to net our obligation to pay the put price against the holders’ obligation to pay the purchase price under the related purchase contract on the purchase contract settlement date.

You may elect not to participate in any remarketing and to retain the senior notes underlying your Corporate Units by (1) creating Treasury Units at any time on or prior to the second business day prior to any of the remarketing dates or (2) if the first remarketing attempt has failed, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the fifth business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the fourth business day before the purchase contract settlement date.

Early Settlement

Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts in cash at any time on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding the purchase contract settlement date by presenting and surrendering the related Corporate Unit or Treasury Units certificate, if they are in certificated form, at the offices of the purchase contract agent with the form of “Election to Settle Early” on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to

•	the stated amount times the number of purchase contracts being settled, plus

•
if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract.

If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 40,000 Corporate Units. Holders of Treasury Units may settle early only in integral multiples of 40 Treasury Units.

So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent. The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, we will use our best efforts to (1) have a registration statement in effect covering those shares of common stock and other securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right.

Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

•
except as described below in “—Early Settlement Upon Cash Merger” the holder will receive             newly issued shares of common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under “—Anti-Dilution Adjustments,” accompanied by an appropriate prospectus if required by law,

•
the senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest,

•
the holder’s right to receive future contract adjustment payments and any accrued and unpaid contract adjustment payments for the period since the most recent quarterly payment date will terminate, and

•	no adjustment will be made to or for the holder on account of any accrued and unpaid contract adjustment payments referred to in the previous bullet.

If the purchase contract agent receives a Corporate Unit certificate, or Treasury Unit certificate if they are in certificated form accompanied by the completed “Election to Settle Early” and required immediately available funds, from a holder of Corporate Units or Treasury Units by 5:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date.

If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date. Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificate evidencing the related Corporate Units or Treasury Units if they are in certificated form and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the related senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in “—Pledged Securities and Pledge Agreement” and transferred, within three business days following the settlement date, to the purchasing holder or the holder’s designee.

Notice to Settle with Cash

Unless the Treasury portfolio has replaced the senior notes as a component of Corporate Units, a holder of Corporate Units may settle the related purchase contract with separate cash. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding the purchase contract settlement date and delivering the required cash payment to the collateral agent on or prior to 5:00 p.m., New York City time, on the fourth business day immediately preceding the purchase contract settlement date.

If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the fourth business day immediately preceding the purchase contract settlement date, such holder’s senior notes will be included in the final remarketing of senior notes occurring on the third business day immediately preceding the purchase contract settlement date.

Early Settlement Upon Cash Merger

Prior to the purchase contract settlement date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then following the cash merger, each holder of a purchase contract will have the right to accelerate and settle such contract early at the settlement rate in effect immediately prior to the closing of the cash merger, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled. We refer to this right as the “merger early settlement right.”

We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be 10 days after the date of the notice but no later than five business days prior to the purchase contract settlement date by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the purchase contract agent, three business days before the early settlement date, the certificate evidencing your Corporate Units or Treasury Units if they are held in certificated form, and payment of the applicable purchase price in immediately available funds.

If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time in addition to accrued and unpaid contract adjustment payments. You will also receive the senior notes, applicable ownership interests in the Treasury portfolio or Treasury securities underlying the Corporate Units or Treasury Units, as the case may be. If you do not elect to exercise your merger early settlement right, your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use our best efforts to (1) have in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case, in a form that may be used in connection with the early settlement upon a cash merger.

If the Treasury portfolio has replaced the senior notes as a component of Corporate Units, holders of the Corporate Units may exercise the merger early settlement right only in integral multiples of 40,000 Corporate Units. A holder of Treasury Units may exercise the merger early settlement right only in integral multiples of 40 Treasury Units.

Contract Adjustment Payments

Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at a rate per year of 4.5% of the stated amount of $25 per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the purchase contracts and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing May 16, 2003. We do not have the right to defer the payment of these contract adjustment payments.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent at the close of business on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Corporate Units. Subject to any applicable laws and regulations, each such payment will be made as described under “—Book-Entry System.”

If any date on which contract adjustment payments are to be made on the purchase contracts related to the Corporate Units or Treasury Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in the City of New York are permitted or required by any applicable law to close.

Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Anti-Dilution Adjustments

The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

(a)	the payment of dividends and distributions of shares of common stock on the outstanding shares of common stock;

(b)
the issuance to all holders of outstanding shares of common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase shares of common stock at less than the current market price thereof;

(c)	subdivisions, splits and combinations of shares of common stock;

(d)
distributions to all holders of outstanding shares of common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

(e)
distributions (other than regular quarterly cash distributions) consisting exclusively of cash to all holders of outstanding shares of common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash distributions) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for shares of common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (aggregate market capitalization being the product of the current market price of shares of common stock multiplied by the number of shares of common stock then outstanding) on the record date of such distribution; and

(f)
the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash distributions) to all holders of shares of common stock within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

The “current market price” per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

If the rights provided for in our rights plan have separated from our common stock in accordance with the provisions of the rights plan so that the holders of the Corporate Units or Treasury Units would not be entitled to receive any rights in respect of the common stock issuable on the purchase contract settlement date, the settlement rate will be adjusted as if we distributed to all holders of our common stock, evidences of indebtedness, shares of capital stock, securities, cash or property as described under clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of the rights. In lieu of any such adjustment, we may amend our rights plan to provide that on the purchase contract settlement date the holders will receive, in addition to the common stock issuable on such date, the rights which would have attached to such shares of common stock if the rights had not become separated from the common stock under our rights plan. To the extent that we adopt any future rights plan, on the purchase contract settlement date, you will receive, in addition to the common stock, the rights under the future rights plan whether or not the rights have separated from the common stock on the purchase contract settlement date and no adjustment to the settlement rate will be made in accordance with clause (d) above.

In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase such other securities, cash and property instead of our common stock. Upon the occurrence of any such transaction, on the purchase contract settlement date the settlement rate then in effect will be applied to the value, on the purchase contract settlement date, of the securities, cash or property a holder would have received had it held shares covered by the purchase contract when such transaction occurred.

If at any time we make a distribution of property to our shareholders which would be taxable to the shareholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of Corporate Units.

In addition, we may make increases in the settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent will be carried forward and taken into account in any subsequent adjustment.

We will be required, within ten business days following the adjustment to the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract. Each adjustment to the settlement rate will also result in an adjustment to the applicable market value for purposes of determining the settlement rate on the purchase contract settlement date.

Termination

The purchase contracts state that our rights and obligations and those of the holders of the Corporate Units and Treasury Units, including the right and obligation to purchase shares of common stock and the right to receive accumulated and unpaid contract adjustment payments, will automatically terminate upon the occurrence of particular events of our bankruptcy, insolvency or reorganization. However, provisions of the United States Bankruptcy Code may affect such termination provisions or otherwise alter rights and obligations of the parties. In addition, in the event of the commencement of a case under the United States Bankruptcy Code, it may not be possible to obtain the release of the pledged senior notes or other securities held by the collateral agent as security for the obligations of holders under related purchase contracts without an order of a court in a bankruptcy proceeding involving ONEOK as a debtor. Provisions of the United States Bankruptcy Code may also affect our ability to perform our obligations under the purchase contracts or adversely affect your ability to enforce any claims you may have against us under the purchase contracts, the senior notes or otherwise if we were to commence bankruptcy proceedings. In such event, the powers of a bankruptcy court are broad and include the authority to realign the respective interests of claimants, including the subordination of claims of any class of creditors.

If the purchase contracts were terminated, however, the collateral agent would release the securities held by it to the purchase contract agent for distribution to the holders. In such a circumstance, if a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any Treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. If the holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments.

Pledged Securities and Pledge Agreement

Pledged securities will be pledged to us through the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of Corporate Units and Treasury Units to purchase shares of common stock under the related purchase contracts. The rights of holders of Corporate Units and Treasury Units to the related pledged securities will be subject to our security interest created by the pledge agreement.

No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

•
to substitute Treasury securities for the related senior notes or the applicable ownership interest in the Treasury portfolio, as the case may be, as provided for under “Description of the Equity Units—Creating Treasury Units,”

•
to substitute senior notes or the applicable ownership interest of the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under “Description of the Equity Units— Recreating Corporate Units,” or

•	upon the termination or early settlement of the related purchase contracts.

Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the senior notes as a component of Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related senior notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the senior notes as a component of Corporate Units, will retain beneficial ownership of the related Treasury securities or the applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in “Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement —General,” the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units or the Treasury Units so long as the Corporate Units or the Treasury Units are represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

In the event that

•
the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

•
the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

•	we, in our sole discretion, determine that the global security certificates shall be so exchangeable,

certificates for the Corporate Units or Treasury Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Corporate Unit or Treasury Unit that is exchangeable pursuant to the preceding sentence will be exchangeable for Corporate Unit or Treasury Unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units or Treasury Units represented by these certificates for all purposes under the Corporate Units or Treasury Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates

•	will not be entitled to have such global security certificates or the Corporate Units or Treasury Units represented by these certificates registered in their names,

•	will not receive or be entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

•
will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units or Treasury Units or the purchase contract agreement.

All payments on the Corporate Units or Treasury Units represented by the global security certificates and all transfers and deliveries of related senior notes, Treasury portfolio, Treasury securities and shares of common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of ours or of the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

CERTAIN PROVISIONS OF
THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

This summary summarizes some of the other provisions of the purchase contract agreement and the pledge agreement. This summary should be read together with the purchase contract agreement and pledge agreement, forms of which have been filed as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

Except as described in “Description of the Purchase Contracts—Book-Entry System,” payments on the Equity Units will be made, purchase contracts (and documents relating to the Corporate Units, Treasury Units and purchase contracts) will be settled, and transfers of the Corporate Units and Treasury Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units and Treasury Units do not remain in book-entry form, payment on the Equity Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

Shares of common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement) or, if the purchase contracts have terminated, the related pledged securities will be delivered (subject to the effect of certain provisions of the Bankruptcy Code, see “Description of the Purchase Contracts— Termination”) at the office of the purchase contract agent upon presentation and surrender of the applicable certificate.

If you fail to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the certificate evidencing the holder’s Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented or the holder provides the evidence and indemnity described above.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent; and

•	to make any other provisions with respect to such matters or questions, provided that such action shall not materially adversely affect the interest of the holders.

The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding to modify the terms of the purchase contracts, the purchase contract agreement or the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

•	change any payment date,

•
change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities,

•	change the place or currency of payment or reduce any contract adjustment payments,

•	impair the right to institute suit for the enforcement of the purchase contract or payment of any contract adjustment payments,

•
reduce the number of shares of common stock purchasable under the purchase contract, increase the price to purchase shares of common stock upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder’s rights under the purchase contract, or

•
reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

We will covenant in the purchase contract agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) the successor entity is an entity organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement and (2) the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement or in material default in the performance of any other covenants under these agreements.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate Units or Treasury Units evidenced by the certificate before a replacement will be issued.

Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the purchase contract settlement date (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following the purchase contract settlement date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

SunTrust Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement.

The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

SunTrust Bank maintains commercial banking relationships with us.

Information Concerning the Collateral Agent

SunTrust Bank will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or

Treasury Units except for the obligations owed by a pledge of property to the owner of the property under the pledge agreement and applicable law.

The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

Because SunTrust Bank is serving as both the collateral agent and the purchase contract agent, if an event of default, except an event of default occurring as a result of a failed remarketing, occurs under the purchase contract agreement or the pledge agreement, SunTrust Bank will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the pledge agreement.

Miscellaneous

The purchase contract agreement will provide that we will pay all fees and expenses other than underwriters’ expenses (including counsel) related to the offering of the Corporate Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units.

Should you elect to substitute the related pledged securities, create Treasury Units or recreate Corporate Units, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

DESCRIPTION OF THE SENIOR NOTES

The following description is a summary of the terms of our senior notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the senior notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture that is an exhibit to the registration statement and to the Trust Indenture Act. This summary supplements the description of debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

The senior notes will be issued under an indenture dated as of December 28, 2001 between us and SunTrust Bank, as indenture trustee.

The senior notes will be senior debt securities that will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured senior indebtedness. The senior notes initially will be issued in an aggregate principal amount equal to $350,000,000. If the over-allotment option is exercised in full by the underwriters an additional $52,500,000 of the senior notes will be issued.

Because we conduct a significant portion of our operations through our subsidiaries, our ability to service our debt, including our obligations under the senior notes, and other obligations are dependent on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. Our subsidiaries have no obligation to pay any amounts due on the senior notes.

The senior notes will not be subject to a sinking fund provision and will not be subject to defeasance. Unless a special event redemption occurs prior to February 16, 2006, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 16, 2008.

The indenture trustee will initially be the security registrar and the paying agent for the senior notes. Senior notes forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on senior notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for notes of a like aggregate principal amount in denominations of $25 and integral multiples of $25, at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

The indenture does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

Interest

Each senior note will bear interest initially at the rate of 4.0% per year from the original issuance date, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing

May 16, 2003, to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

The applicable interest rate on the senior notes will be reset to the reset rate upon successful remarketing as described above under “Description of the Purchase Contracts—Remarketing.” The reset rate will become effective on the reset effective date, which is three business days immediately following a successful remarketing. If the senior notes are not successfully remarketed, the interest rate on the senior notes will not be reset.

The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of 12 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Market Reset Rate

The reset rate will be equal to the rate that is sufficient to allow a successful remarketing of the senior notes and will be determined by the remarketing agent. In the case of a reset prior to the third business day immediately preceding the purchase contract settlement date, which rate would be effective on the third business day following the date of such successful remarketing, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes included in Corporate Units to have an approximate aggregate market value on the reset date of 100.50% of the Treasury portfolio purchase price described under “Description of the Purchase Contracts—Remarketing.” In the case of a reset on the third business day immediately preceding the purchase contract settlement date, the reset rate will be the rate determined by the remarketing agent as the rate the senior notes should bear in order for each senior note to have an approximate market value of 100.50% of the principal amount of the senior notes.

Optional Remarketing

On or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding any remarketing date, but no earlier than the payment date immediately preceding such date, holders of senior notes that are not components of Corporate Units may elect to have their senior notes remarketed in the same manner and at the same price as senior notes that are components of Corporate Units by delivering their senior notes along with a notice of this election to the custodial agent. The custodial agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw the election on or prior to  5:00 p.m., New York City time, on the fifth business day immediately preceding the applicable remarketing date. Holders of Treasury Units that are also holders of senior notes that are not part of the Corporate Units may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to any of the remarketing dates.

Put Option upon a Failed Final Remarketing

If the senior notes have not been successfully remarketed prior to the purchase contract settlement date, the holders of the senior notes that are not part of Corporate Units will have the right to put their senior notes to us on the purchase contract settlement date, upon at least two business days’ prior notice, at a price equal to $25 per senior note, plus accrued and unpaid interest.

Events of Default

In addition to the events of default described in the accompanying prospectus under “Description of Debt Securities—Events of Default,” it shall be an event of default under the senior notes if we fail on the date payment is due to pay the put price of any senior notes following the exercise of the put right by any holder of senior notes.

Optional Redemption—Special Event

If a special event, as defined below, occurs and is continuing, prior to the earlier of (1) the date of a successful remarketing or (2) the purchase contract settlement date, we may redeem, at our option on any interest payment date, the senior notes in whole, but not in part, at a price equal to, for each senior note, the redemption amount, as defined below, plus accrued and unpaid interest thereon, which we refer collectively to as the redemption price, to the date of redemption, which we refer to as the “special event redemption date.” The redemption price payable in respect of all senior notes included in Corporate Units will be distributed to the collateral agent, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the Treasury portfolio on behalf of the holders of the Corporate Units and remit the remaining portion (net of fees and expenses, if any), if any, of such redemption price to the purchase contract agent for payment to the holders of the Corporate Units. Thereafter, the applicable ownership interest of the Treasury portfolio will be substituted for the senior notes and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligations to purchase our shares of common stock under the related purchase contract. Holders of senior notes that are not part of Corporate Units will directly receive proceeds from the redemption of the senior notes.

“Special event” means either a tax event or an accounting event, each as defined below.

“Accounting event” means the receipt by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50—Reports on the Application of Accounting Principles,” from our independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the senior notes, we must either (a) account for all or any portion of the purchase contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure at fair value all or any portion of the purchase contracts, with changes appearing in our income statement) or (b) account for the Equity Units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the senior notes.

“Tax event” means the receipt by us of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of senior notes, there is more than an insubstantial increase in the risk that interest payable by us on the senior notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

“Redemption amount” means, for each senior note, the product of the principal amount of such senior note and a fraction, the numerator of which is the Treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below.

“Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent between 9:00 a.m. and 11:00 a.m., New York City time, as defined below, on the third business day immediately preceding the special event redemption date for the purchase of the Treasury portfolio described below for settlement on the special event redemption date.

“Applicable principal amount” means the aggregate principal amount of the senior notes that are part of the Corporate Units on the special event redemption date.

“Treasury portfolio” means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount at maturity equal to the applicable principal amount and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, to and including the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the senior notes on such date.

“Quotation agent” means any primary U.S. government securities dealer selected by us.

Agreement by Purchasers of Certain Tax Treatment

Each senior note will provide that, by acceptance of the senior note or a beneficial interest therein, you intend that the senior note constitutes debt and you agree to treat it as debt for United States federal, state and local tax purposes.

Book-Entry System

Senior notes that are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that

•
the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice;

•	an event of default occurs and is continuing with respect to the senior notes; or

•	we determine in our sole discretion that we will no longer have senior notes represented by global securities,

certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units, the senior notes, treasury securities and purchase contracts that are or may be the components of an Equity Unit, and shares of our common stock acquired under a purchase contract. This summary deals only with holders that purchase Equity Units in the initial offering at the original issue price and that hold the Equity Units, senior notes, treasury securities, purchase contracts and shares of our common stock as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including proposed Treasury regulations) issued thereunder, IRS rulings and pronouncements and judicial decisions in effect as of the date of this prospectus supplement, all of which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies, traders in securities who elect to mark to market or tax-exempt organizations, (2) persons holding Equity Units, senior notes, treasury securities, purchase contracts or shares of common stock as part of a straddle, hedge, conversion transaction or other integrated investment or (3) persons whose functional currency is not the U.S. dollar), nor does it address alternative minimum taxes or state, local or foreign taxes.

No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for U.S. federal income tax purposes. As a result, it is uncertain whether the IRS or a court will agree with the tax consequences described herein.

You are urged to consult your tax advisor about the U.S. federal income tax consequences of purchasing, owning and disposing of the Equity Units, senior notes, treasury securities, purchase contracts and shares of common stock acquired under a purchase contract, including the application to your particular situation of the U.S. federal income tax considerations discussed below, as well as any tax consequences that may arise under the tax laws of any state, local or foreign jurisdiction or under any applicable tax treaty.

Consequences to U.S. Holders

The following summary is addressed to U.S. holders. For purposes of this summary, the term “U.S. holder” means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a trust for U.S. federal income tax purposes. If a partnership holds Equity Units, senior notes, treasury securities, purchase contracts or shares of our common stock, the partnership itself will not be subject to U.S. federal income tax on a net income basis, but the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

Equity Units

Allocation of Purchase Price.    A U.S. holder’s acquisition of an Equity Unit will be treated as an acquisition of a unit consisting of a senior note and a purchase contract. The purchase price of an Equity Unit will be allocated between the senior note and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish the U.S. holder’s initial tax basis in the senior note and the purchase contract. We expect to report the fair market value of each senior note as $25 and the fair market value of each purchase contract as $0. This position will be binding on each U.S. holder (but not on the IRS) unless a

U.S. holder explicitly discloses a contrary position on a statement attached to its timely filed U.S. federal income tax return for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, a U.S. holder must allocate the purchase price for an Equity Unit in accordance with the values reported by us. The remainder of this discussion assumes that this allocation of the purchase price will be made and respected for U.S. federal income tax purposes.

Ownership of Senior Notes or Treasury Securities.    A U.S. holder will be treated as owning the senior note or portion of a Treasury security constituting a part of the Corporate Unit or Treasury Unit, respectively, for U.S. federal income tax purposes. We (under the terms of the Equity Units) and each U.S. holder (by acquiring an Equity Unit) agree to treat the senior note or Treasury securities constituting a part of the Equity Unit as owned by such U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment. The U.S. federal income tax consequences of owning the senior notes or Treasury securities are discussed below. See  “—Senior Notes,” “—Creating and Recreating Treasury Units; Recreating Corporate Units” and “—Treasury Portfolio Purchased on Remarketing or a Special Event Redemption” below.

Sales, Exchanges or Other Taxable Dispositions of Equity Units.    If a U.S. holder sells, exchanges or otherwise disposes of an Equity Unit in a taxable disposition, it will be treated as having sold, exchanged, or disposed of the purchase contract and the senior note, the applicable ownership interest in the Treasury portfolio or the Treasury securities that constitute such Equity Unit. The proceeds realized on a sale, exchange or other disposition will be allocated between the purchase contract and the senior note, the applicable ownership interest in the Treasury portfolio or Treasury Securities, as the case may be, in proportion to their respective fair market values. As a result, a U.S. holder generally will recognize gain or loss equal to the difference between the portion of the proceeds allocable to the purchase contract and the senior note, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and such U.S. holder’s adjusted tax basis therein. To the extent that the holder is treated as receiving an amount with respect to accrued acquisition discount on the applicable ownership interest in the Treasury portfolio or Treasury securities, such amount would be treated as ordinary income, and to the extent such holder is treated as receiving an amount with respect to accrued contract adjustment payments, such amount may be treated as ordinary income, in each case, to the extent not previously included in the holder’s income. See “—Purchase Contracts—Contract Adjustment Payments” below.

In the case of the purchase contract and the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, such gain or loss generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Equity Unit (or, in the case of Treasury securities, the Treasury security) for more than one year at the time of the disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of a senior note are summarized under “—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.” Because gain or loss on the disposition of a senior note should be treated as ordinary income and loss to the extent of the U.S. holder’s prior inclusion of original issue discount, as described in more detail below, disposition of an Equity Unit consisting of a purchase contract and a senior note may give rise to capital gain or loss on the purchase contract and ordinary income or loss on the senior note, which must be reported separately for U.S. federal income tax purposes.

If the disposition of an Equity Unit occurs when the purchase contract has a negative value, a U.S. holder should be considered to have received additional consideration for the senior note, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to the negative value and to have paid such amount to be released from the U.S. holder’s obligations under the purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the stock purchase date generally will be treated as ordinary interest income, the ability to offset this income with a loss on the purchase contract may be limited. U.S. holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has a negative value.

In determining gain or loss on a disposition of an Equity Unit, payments to a U.S. holder of contract adjustment payments that have not previously been included in income should either reduce the U.S. holder’s adjusted tax basis in the purchase contract or result in an increase in the U.S. holder’s amount realized on the disposition of the purchase contract. Any contract adjustment payments included in a U.S. holder’s income but not paid should increase the U.S. holder’s adjusted tax basis in the purchase contract. See “—Purchase Contracts—Contract Adjustment Payments” below.

Senior Notes

Classification of the Senior Notes.    In connection with the issuance of the Equity Units, special tax counsel, Jones Day, will deliver an opinion to the underwriters that, under current law, and based on certain representations, facts, assumptions and limitations set forth in such opinion, the senior notes should constitute indebtedness for U.S. federal income tax purposes. We (under the terms of the senior notes) and each U.S. holder (by acquiring a senior note) agree to treat the senior notes as our indebtedness for all tax purposes and the following discussion assumes such treatment.

Original Issue Discount.    Because of the manner in which the interest rates on the senior notes are reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable Treasury regulations. We intend to treat the senior notes as such, and the remainder of this discussion assumes that the senior notes will be so treated for U.S. federal income tax purposes. As discussed more fully below, the effects of applying the noncontingent bond method will be (1) to require each U.S. holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the interest income on a senior note, (2) to require each U.S. holder to accrue interest income which may exceed interest payments actually received for all accrual periods through  November 16, 2005, and possibly for accrual periods thereafter, and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the disposition of a senior note. See “—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes” below.

A U.S. holder of a senior note will be required to accrue original issue discount on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes generally will be the rate at which we would issue a fixed-rate, noncontingent debt instrument with terms and conditions similar to the senior notes. We have determined that the comparable yield is 4.9% and the projected payments per $25 of principal amount are $0.30 on May 16, 2003, $0.25 for each subsequent quarter ending on or prior to November 16, 2005 and $0.39 for each quarter ending after November 16, 2005. We have also determined that the projected payment for the senior notes, per $25 of principal amount, at the maturity date is $25.39 (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

If, after the date on which the interest rate on the senior notes is reset, the remaining amounts of principal and interest payable differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting this difference should generally be taken into account by a U.S. holder as adjustments to interest income over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

A U.S. holder is generally bound by the comparable yield and projected payment schedule provided by us under the terms of the Equity Units. A U.S. holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the taxable year in which an Equity Unit is acquired. The comparable yield and projected payment schedule are supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes and do not constitute projections or representations as to the amounts that a U.S. holder will actually receive as a result of owning senior notes or Equity Units.

Adjustment to Tax Basis in Senior Notes.    A U.S. holder’s tax basis in a senior note will be increased by the amount of original issue discount included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the computation date.

Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.    A U.S. holder will recognize gain or loss on a sale, exchange or other taxable disposition of a senior note (including a redemption for cash or upon a remarketing) in an amount equal to the difference between the amount realized by the U.S. holder on the disposition of the note and the U.S. holder’s adjusted tax basis in the note. Selling expenses incurred by a U.S. holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by a U.S. holder upon a disposition of a senior note. Gain recognized on the disposition of a senior note prior to the date six months after the interest rate on the senior note is reset will generally be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to the date six months after the interest rate on the senior note is reset will generally be treated as ordinary loss to the extent of such U.S. holder’s prior inclusion of original issue discount on the senior note reduced by coupon payments received. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the date six months after the interest rate on the senior note is reset will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the senior note over the total remaining payments set forth on the projected payment schedule for the senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

Contract Adjustment Payments.    There is no direct authority addressing the treatment, under current law, of the contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments may constitute taxable ordinary income to a U.S. holder when received or accrued, in accordance with the U.S. holder’s regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report these payments as taxable ordinary income to U.S. holders, and the following discussion assumes that the contract adjustment payments constitute ordinary income to a U.S. holder on a current basis. U.S. holders should consult their tax advisors concerning the treatment of contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect a U.S. holder’s adjusted tax basis in a purchase contract or the common stock received under a purchase contract or the amount realized by a U.S. holder upon the sale or disposition of an Equity Unit or the termination of a purchase contract.

Acquisition of Our Common Stock Under a Purchase Contract.    A U.S. holder of an Equity Unit generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to a U.S. holder in lieu of a fractional share of our common stock, which should be treated as paid in exchange for the fractional share. A U.S. holder’s aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for the common stock, plus the properly allocable portion of the U.S. holder’s adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. Contract adjustment payments that have been received in cash by a U.S. holder but which have not been included in income should reduce a U.S. holder’s adjusted tax basis in the purchase contract or the common stock to be received thereunder. See “—Purchase Contracts—Contract Adjustment Payments” above. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

Early Settlement of Purchase Contract.    The purchase of our common stock on early settlement of a purchase contract will be taxed as described above. A U.S. holder of an Equity Unit will not recognize gain or loss on the return of the U.S. holder’s senior note, Treasury securities or the applicable ownership interest in the Treasury portfolio upon early settlement of the purchase contract and will have the same adjusted tax basis and holding period in the senior note, Treasury securities or the applicable ownership interest in the Treasury portfolio as before the early settlement. Any contract adjustment payments included in a U.S. holder’s income but forfeited and not received upon early settlement of the purchase contract should increase the U.S. holder’s adjusted tax basis in the common stock received under the purchase contract.

Termination of Purchase Contract.    If a purchase contract terminates, a U.S. holder of an Equity Unit will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such U.S. holder’s adjusted tax basis (if any) in the purchase contract at the time of termination. Any contract adjustment payments received by a U.S. holder but not previously included in income by such holder should either reduce such holder’s adjusted tax basis in the purchase contract or increase the amount realized on the termination of the purchase contract. Any contract adjustment payments included in a U.S. holder’s income but not received should increase such holder’s adjusted tax basis in the purchase contract. Gain or loss recognized will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder held the purchase contract for more than one year at the time of termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A U.S. holder will not recognize gain or loss on the return of the senior note, Treasury securities or the applicable ownership interest in the Treasury portfolio upon termination of the purchase contract and the U.S. holder will have the same adjusted tax basis and holding period in such senior note, Treasury securities or the applicable ownership interest in the Treasury portfolio as before the termination.

Adjustment to Settlement Rate.    A U.S. holder of an Equity Unit might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of the adjustment the U.S. holder’s proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate the U.S. holder for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to a U.S. holder of an Equity Unit even though such U.S. holder would not receive any cash related thereto.

Common Stock Acquired Under a Purchase Contract

Any distribution on our common stock paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will constitute a dividend and will be includible in income by a U.S. holder when received. Any such dividend will be eligible for the dividends received deduction if the U.S. holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

Upon a disposition of our common stock, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in our common stock. See “—Purchase Contracts—Acquisition of Our Common Stock Under a Purchase Contract” above. Such capital gain or loss will generally be long-term capital gain or loss if the U.S. holder held such common stock for more than one year at the time of disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Creating and Recreating Treasury Units; Recreating Corporate Units

Substitution of Treasury Securities to Create or Recreate Treasury Units.    A U.S. holder of a Corporate Unit that delivers Treasury securities to the collateral agent in substitution for a senior note or the applicable ownership interest in the Treasury portfolio generally will not recognize gain or loss upon the delivery of the Treasury securities or the release of the senior note or the applicable ownership interest in the Treasury portfolio. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by the U.S. holder with respect to such Treasury securities and senior note or applicable ownership interest in the Treasury portfolio, and the holder’s adjusted tax bases in the treasury securities and senior note or the applicable ownership interest in the Treasury portfolio and the purchase contract will not be affected by the delivery and release. In general, a U.S. holder will be required for U.S. federal income tax purposes to recognize original issue discount on the Treasury securities (on a constant yield basis, regardless of the U.S. holder’s method of accounting), or acquisition discount on the Treasury securities (when it is paid or accrues generally in accordance with such U.S. holder’s normal method of accounting). U.S. holders should consult their tax advisors concerning the tax consequences of purchasing, owning and disposing of the Treasury securities so delivered to the collateral agent.

Substitution of Senior Notes to Recreate Corporate Units.    A U.S. holder of a Treasury Unit that delivers a senior note to the collateral agent in substitution for pledged Treasury securities generally will not recognize gain or loss upon the delivery of the senior note or the release of the pledged Treasury securities to the U.S. holder. Such U.S. holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such pledged Treasury securities and such senior note. A U.S. holder’s adjusted tax bases in the senior note, the pledged Treasury securities and the purchase contract will not be affected by such delivery and release. U.S. holders should consult their own advisors concerning the tax consequences of purchasing, owning and disposing of the Treasury securities so released to them.

Treasury Portfolio Purchased on Remarketing or a Special Event Redemption

A remarketing or special event redemption will be a taxable event for U.S. holders of senior notes and will have the U.S. federal income tax consequences described under “—Senior Notes—Sales, Exchanges, Remarketing or Other Taxable Dispositions of Senior Notes.”

Ownership of Treasury Portfolio.    We and, by acquiring an Equity Unit, each U.S. holder agree to treat such U.S. holder as the owner, for U.S. federal income tax purposes, of the applicable ownership interest of the Treasury portfolio constituting a part of the Corporate Units beneficially owned by such U.S. holder in the event of a remarketing of the senior notes or a special event redemption prior to the stock purchase date. Each U.S. holder will include in income any amount earned on such U.S. holder’s proportionate share of the Treasury portfolio for all tax purposes. The remainder of this discussion assumes that U.S. holders of Corporate Units will be treated as the owners of the applicable ownership interest of the Treasury portfolio that constitutes a part of such Corporate Units for U.S. federal income tax purposes.

Acquisition Discount.    Following a remarketing of the senior notes prior to the stock purchase date, a U.S. holder of Corporate Units will be required to treat such U.S. holder’s proportionate share of each Treasury security in the Treasury portfolio that is acquired with the proceeds of the remarketing as a short-term bond that was originally issued on the date the collateral agent acquired the relevant Treasury securities with acquisition discount equal to the U.S. holder’s proportionate share of the excess of the amounts payable on such Treasury security over the amount paid for the Treasury security by the collateral agent. In general, only accrual basis taxpayers will be required to include acquisition discount in income as it accrues. Unless such accrual basis U.S. holder elects to accrue the acquisition discount on a Treasury security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. A U.S. holder that creates Treasury Units after a successful remarketing will recognize ordinary income on a disposition of its applicable ownership interest of the Treasury portfolio to the extent of any gain realized that does not exceed an amount equal to such U.S. holder’s proportionate share of the acquisition discount on the Treasury securities not previously included in income.

Tax Basis in the Treasury Portfolio.    A U.S. holder’s initial tax basis in its applicable ownership interest of the Treasury portfolio will equal such U.S. holder’s proportionate share of the amount paid by the collateral agent for the Treasury portfolio. A U.S. holder’s adjusted tax basis in the Treasury portfolio will be increased by the amount of original issue discount or acquisition discount included in income with respect thereto and decreased by the amount of cash received with respect to the Treasury portfolio.

Backup Withholding Tax and Information Reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, payments we make with respect to the Equity Units, senior notes, Treasury securities, the applicable ownership interest in the Treasury portfolio or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from a sale or Equity Units, senior notes, Treasury securities, the applicable ownership interest in the Treasury portfolio or common stock may be subject to information reporting and may also be subject to U.S. federal backup withholding tax at the applicable rate if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld under the backup withholding rules may be allowed as a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

The following summary is addressed to non-U.S. holders. A “non-U.S. Holder” is a holder of an Equity Unit that is not a U.S. holder as defined under “—Consequences to U.S. Holders.” Special rules may apply if a non-U.S. holder is a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company” or is otherwise subject to special treatment under the Code. In addition, this summary does not address non-U.S. holders that at any time beneficially and/or constructively own more than 5% of the Equity Units or our common stock. A non-U.S. holder that falls within any of the foregoing categories should consult its tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to it.

United States Federal Withholding Tax

A non-U.S. holder will be treated as owning the senior note, the applicable ownership interest in the Treasury portfolio or portion of a Treasury security constituting a part of the Corporate Unit or Treasury Unit, respectively, for U.S. federal income tax purposes. We (under the terms of the Equity Units) and each non-U.S. holder (by acquiring Equity Units) agree to treat the senior note, the applicable ownership interest in the Treasury portfolio or Treasury securities constituting a part of the Equity Unit as owned by such non-U.S. holder for all tax purposes, and the remainder of this summary assumes such treatment.

U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the senior notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio provided that:

•
the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	in the case of the senior notes, the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; and

•
(a) the non-U.S. holder provides its name, address and certain other information on an appropriate IRS form (or substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the non-U.S. holder holds its senior notes, Treasury securities or applicable ownership interest in the Treasury portfolio through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In general, U.S. federal withholding tax at a rate of 30% will apply to the dividends, if any, paid on the shares of common stock acquired under the purchase contract and to any contract adjustment payments made with respect to a purchase contract. If a tax treaty applies, a non-U.S. holder may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments or dividends, any of which are effectively connected with the conduct of a trade or business by a non-U.S. holder within the U.S. (and, if a tax treaty applies, are also attributable to a U.S. permanent establishment maintained by the non-U.S. holder) are not subject to the withholding tax, but instead are subject to U.S. federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, a non-U.S. holder should provide an appropriate properly executed IRS form (or suitable substitute form) claiming (a) a reduction of or an exemption from withholding under an applicable tax treaty or (b) that such payments are not subject to withholding tax because they are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

In general, U.S. federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the sale, exchange or other disposition of the Equity Units, senior notes, purchase contracts, Treasury securities, applicable ownership interest in the Treasury portfolio or common stock acquired under the purchase contracts.

United States Federal Income Tax

If a non-U.S. holder is engaged in a trade or business in the U.S. (and, if a tax treaty applies, if the non-U.S. holder maintains a permanent establishment within the U.S.) and interest (including original issue discount and acquisition discount) on the senior notes, the Treasury securities and the applicable ownership interest in the Treasury portfolio, dividends on the common stock and, to the extent they constitute taxable income, contract adjustment payments made with respect to the purchase contracts are effectively connected with the conduct of that trade or business (and, if a tax treaty applies, that permanent establishment), the non-U.S. holder will be subject to U.S. federal income tax (but not withholding tax) on the interest, original issue discount, acquisition discount, dividends, and contract adjustment payments on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. In addition, a non-U.S. holder that is a foreign corporation may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Any gain or income realized on the sale, exchange or other disposition of an Equity Unit, a purchase contract, a senior note, a Treasury security, the applicable ownership interest in the Treasury portfolio or common stock acquired under the purchase contract generally will not be subject to U.S. federal income tax unless:

•	that gain or income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S.; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding Tax and Information Reporting

In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder if the holder has provided the required certification that it is a non-U.S. holder, provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. holder.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of Equity Units (and the securities underlying such Equity Units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or Title I of ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan.

In considering an investment by a plan in the Equity Units (and the securities underlying such Equity Units), a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar laws relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws. Fiduciaries of a plan who violate their fiduciary duties may incur personal liability for any loss suffered by the plan on account of the violation or be required to restore to the plan any profit realized by the fiduciary as a result of such violation. In addition, fiduciaries of a plan subject to ERISA may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation.

Any insurance company proposing to invest assets of its general account in the Equity Units should consider the extent that such investment would be subject to the requirements of ERISA in the light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with its fiduciaries or other persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. The particular facts concerning the sponsorship, operations and other investments of a plan may cause a wide range of persons to be treated as parties in interest or disqualified persons with respect to it. A party in interest or disqualified person, including a fiduciary, who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA or the Code or, in the case of an IRA, the occurrence of a non-exempt prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status and its assets may be deemed to have been distributed to the individual in a taxable distribution. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

If the Equity Units are purchased by a plan, subject to Title I of ERISA or Section 4975 of the Code, the Equity Units (and the securities underlying such Equity Units) will be deemed to constitute “plan assets,” and the acquisition, holding and disposition of the Equity Units (or the securities underlying such Equity Units) would constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if (i) we or our affiliates are a party in interest or disqualified person with respect to such plan or (ii) the plan sells or disposes of such Equity Units (or the securities underlying such Equity Units) to a counterparty that is a party in interest or disqualified person with respect to such plan, in each case, unless an exemption is available. In addition, the disposition of the Equity Units (or the securities underlying such Equity Units) to a plan would constitute or result in a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code if the counterparty to the disposition is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer, although there can be no assurance that all of the conditions of any such exemptions will be satisfied with respect to any particular transaction.

Because of ERISA’s prohibitions and those of Section 4975 of the Code discussed above and the potential application of similar laws to plans not subject to Title I of ERISA or Section 4975 of the Code, Equity Units (and the securities underlying such Equity Units) should not be purchased or held by any plan, unless such purchase or holding is not a prohibited transaction under ERISA or the Code or its equivalent under similar laws or is covered by an available exemption. Accordingly, by its purchase of the Equity Units (and the securities underlying such Equity Units), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the Equity Units (and the securities underlying such Equity Units) through and including the date of the satisfaction of its obligation under the purchase contract and the disposition of any such Equity Unit (and any security underlying such Equity Unit) either (i) that the holder is not a plan or (ii) that the acquisition, holding and the disposition of any Equity Unit (and any security underlying such Equity Unit) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or similar laws or an exemption from such prohibited transaction provisions is available with respect to such transactions or holding and the conditions of such exemption have been satisfied.

In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program and the transactions incident thereto will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or similar laws should consult their advisors and/or counsel, prior to any purchase, regarding the consequences of the investment in the Equity Units (and securities underlying such Equity Units).

UNDERWRITING

UBS Warburg LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Corporate Units set forth opposite the underwriter’s name.

Underwriters	Number of Corporate Units
UBS Warburg LLC	4,060,001
Banc of America Securities LLC	4,060,001
J.P. Morgan Securities Inc.	4,060,000
ABN AMRO Rothschild LLC	606,666
A.G. Edwards & Sons, Inc.	606,666
SunTrust Capital Markets, Inc.	606,666

Total	14,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Corporate Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Corporate Units, other than those covered by the over-allotment option described below, if they purchase any of the Corporate Units.

The underwriters propose to offer some of the Corporate Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Corporate Units to dealers at the public offering price less a concession not to exceed $0.45 per Corporate Unit. The underwriters may allow, and the dealers may reallow, a concession not to exceed $0.10 per Corporate Unit on sales to other dealers. If all of the Corporate Units are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 13 days from the date of this prospectus supplement, to purchase up to 2,100,000 additional Corporate Units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Corporate Units approximately proportionate to that underwriter’s initial purchase commitment.

We have agreed, with exceptions, not to sell or transfer any Equity Units, purchase contracts or any shares of our common stock or any securities substantially similar to Equity Units, purchase contracts or shares of our common stock or any securities convertible into or exchangeable or exercisable for Equity Units, purchase contracts or shares of our common stock for 90 days after the date of this prospectus supplement without first obtaining the prior written consent of UBS Warburg LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc. Specifically, we have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, of file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any Equity Units, purchase contracts or shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing. However, we may issue shares of our common stock in the concurrent offering.

This agreement does not apply to (1) issuances pursuant to employee or director compensation plans existing on the date hereof, including issuances pursuant to the exercise of stock options currently outstanding, (2) grants of employee stock options pursuant to the terms of a plan currently in effect, (3) issuances pursuant to the exercise of those stock options, (4) the filing of registration statements in connection with any exercise by

Westar of its demand registration rights under the current registration rights agreement or in connection with the new registration rights agreement, (5) the filing of registration statements on Form S-8 and amendments thereto in connection with those stock options or employee stock purchase plans currently in place, (6) the filing of an amendment to our Form 8-A registration statement relating to the preferred share purchase rights under our rights agreement as contemplated by our transaction agreement with Westar, (7) issuances pursuant to direct stock purchase or dividend reinvestment plans currently in place, (8) issuances of shares or options in acquisitions in which the acquiror of those shares or options agrees to the foregoing restrictions and (9) the issuance of shares of our Series D convertible preferred stock as contemplated by our transaction agreement with Westar.

Members of our board of directors and our executive officers have agreed under lock-up agreements that, without the prior written consent of UBS Warburg LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc., they will not offer, sell or otherwise dispose of any Equity Units, purchase contracts or shares of our capital stock or any securities that may be converted into or exchanged for any Equity Units, purchase contracts or shares of our capital stock for a period ending 90 days after the date of this prospectus supplement.

UBS Warburg LLC, Banc of America Securities LLC and J.P. Morgan Securities Inc., in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

As indicated above under the caption “Risk Factors—Risks Related to our Business—Future sales of our common stock or the perception that those sales might occur may cause our stock price to decline,” Westar has certain rights to sell the ONEOK stock it owns, subject to the restrictions described under that caption and following the lock-up period applicable to Westar. See “Transactions with Westar.”

Prior to this offering, there has been no public market for the Equity Units. We have been advised by the underwriters that the underwriters intend to make a market in the Corporate Units but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Corporate Units, the Treasury Notes or the senior notes.

The Corporate Units have been approved for listing on the NYSE under the symbol “OKE PrA,” subject to official notice of issuance. The underwriters have undertaken to sell a minimum of 1,000,000 Corporate Units, with an aggregate market value of at least $4,000,000 to not less than 400 holders of Corporate Units to meet the NYSE distribution requirements for trading. Our common stock is listed on the NYSE under the symbol “OKE.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Corporate Units.

	Paid by ONEOK
	No Exercise	Full Exercise
Per Corporate Unit	$0.75	$0.75
Total	$10,500,000	$12,075,000

In connection with this offering, Banc of America Securities LLC on behalf of the underwriters may purchase and sell the Corporate Units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales in excess of the number of Corporate Units to be purchased by the underwriters in this offering, which creates a syndicate short position. “Covered” short sales are sales made in an amount up to the number of Corporate Units represented by the underwriters’ over-allotment option. In determining the source of Corporate Units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase Corporate Units through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of Corporate Units in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of Corporate Units in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units in the open market after pricing that will adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Corporate Units in the open market while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Banc of America Securities LLC repurchases Corporate Units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Corporate Units. They may also cause the price of the Corporate Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Each underwriter severally represents and agrees that: it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the Equity Units, will not offer or sell any Equity Units to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995; it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any Equity Units in circumstances under which section 21(1) of the FSMA does not apply to ONEOK; and it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Equity Units in, from or otherwise involving the United Kingdom.

This prospectus supplement and the accompanying prospectus, as amended or supplemented, may be used in connection with the early settlement of the purchase contracts and the remarketing of the senior notes.

We estimate that our portion of the total expenses of this offering will be $600,000.

The underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. An affiliate of SunTrust Capital Markets, Inc. will be the trustee under the indenture and the collateral agent and purchase contract agent for the Equity Units. Some of the underwriters are underwriters in our concurrent offering of common stock. The underwriters may, from time to time, engage in future transactions with us and our affiliates and perform services for us and our affiliates in the ordinary course of their businesses.

We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

LEGAL MATTERS

Various legal matters with respect to this offering of Equity Units will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Various legal matters relating to United States federal income tax considerations will be passed upon for ONEOK, and various other legal matters relating to the offering will be passed on for the underwriters, by Jones Day, Chicago, Illinois. Jones Day will pass only on questions of New York and federal law. Jones Day from time to time acts as counsel to ONEOK.

EXPERTS

The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2001, 2000 and 1999, and for the years ended December 31, 2001 and 2000, the year ended August 31, 1999 and the four months ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000, and to the restatement of the consolidated statements of cash flows for the years ended December 31, 2001 and 2000 and the four months ended December 31, 1999.

ONEOK, Inc.

$1,042,222,000

Debt Securities

Common Stock

Preferred Stock

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time in one or more issuances, (1) one or more series of unsecured Debt Securities, which may be senior notes or debentures or other unsecured evidences of indebtedness, (2) shares of our Common Stock, (3) shares of our Preferred Stock, (4) Stock Purchase Contracts or (5) Stock Purchase Units. The Debt Securities, which may include terms permitting or requiring holders to convert or exchange their Debt Securities for Common Stock or other securities; the Common Stock; the Preferred Stock, which may include terms permitting or requiring holders to convert or exchange their Preferred Stock for Common Stock or other securities; the Stock Purchase Contracts; and the Stock Purchase Units are collectively referred to in this prospectus as the “Securities.” The aggregate initial offering price of the Securities that are offered will not exceed $1,042,222,000. We will offer the Securities in an amount and on terms to be determined by market conditions at the time of the offering.

We will provide you with the specific terms of the particular Securities being offered in supplements to this prospectus. You should read this prospectus and each related supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 23, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that ONEOK (“we” or “ONEOK”) filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer the Securities described in this prospectus in one or more offerings with a total initial offering price of up to $1,042,222,000. This prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide you a prospectus supplement and any pricing supplement that will contain information about the specific terms of that particular offering. The prospectus supplement or pricing supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part and our other filings with the Securities and Exchange Commission. You also should read this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the Securities. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Web site.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the Securities. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2001, as amended;

•	our reports on Form 10-Q for the quarterly periods ended March 31, 2002, as amended, June 30, 2002, as amended, and September 30, 2002;

•
our current reports on Form 8-K dated January 8, 2002, January 18, 2002, March 21, 2002, June 3, 2002, June 5, 2002, June 24, 2002, August 7, 2002, August 12, 2002, August 23, 2002 (two separate reports), August 30, 2002, September 20, 2002, September 25, 2002, October 15, 2002, October 17, 2002, November 7, 2002, November 8, 2002, November 27, 2002, December 16, 2002, January 3, 2003 (two separate reports), January 9, 2003, January 12, 2003, January 14, 2003 and January 17, 2003;

•
the description of our Common Stock contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

•
the description of our preferred share purchase rights contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 28, 1997, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103
Attention: Chief Financial Officer
Telephone: (918) 588-7000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell Securities if it is accompanied by a prospectus supplement. We are only offering the Securities in states where the offer is permitted. You should not assume that the information in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•
the effects of changes in governmental policies and regulatory actions, including with respect to accounting policies, income taxes, environmental compliance, authorized rates and recovery of gas costs;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission and the Kansas Corporation Commission or any other local, state or federal regulatory body;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
actions taken by Westar Energy, Inc., formerly Western Resources, Inc., with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar Energy;

•
the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

ABOUT ONEOK

ONEOK and its subsidiaries engage in several aspects of the energy business. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, upon completion of the contemplated acquisition of the Texas assets of Southern Union Company, we will be the third largest natural gas distributor in Texas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service to customers in 28 states.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the Securities offered by this prospectus for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods shown is as follows:

For the nine months ended September 30, 2002	For the year ended December 31, 2001	For the year ended December 31, 2000	For the four months ended December 31, 1999	For the years ended August 31,
				1999	1998	1997
3.35x	2.01x	2.88x	2.98x	4.06x	5.50x	3.51x

We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES  AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods shown is as follows:

For the nine months ended September 30, 2002	For the year ended December 31, 2001	For the year ended December 31, 2000	For the four months ended December 31, 1999	For the years ended August 31,
				1999	1998	1997
2.23x	1.43x	1.93x	1.76x	1.93x	2.52x	3.48x

For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, “earnings” consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. “Preferred dividend requirements” consists of the pre-tax preferred dividend requirement.

DESCRIPTION OF DEBT SECURITIES

The following description states the general terms and provisions of our unsecured Debt Securities. In this prospectus, “Debt Securities” means the debentures, notes, bonds and other evidences of indebtedness that we will issue under an Indenture that we entered into with SunTrust Bank, as trustee, on December 28, 2001. Each prospectus supplement that we provide when we offer Debt Securities will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

We have summarized the material terms and provisions of the Indenture in this section. The summary is not complete. We have filed the form of the Indenture as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of Indenture for additional information before you buy any Debt Securities. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the Debt Securities. This summary also is subject to and qualified by reference to the description of the particular terms of the Debt Securities described in the applicable prospectus supplement or supplements and pricing supplement or supplements. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

The Debt Securities will be our unsecured obligations and will rank equally with any of our other senior, unsecured debt. Debt Securities issued under the Indenture will be issued as part of a series that has been established pursuant to a supplemental indenture or other corporate action designating the specific terms of the series of Debt Securities. A prospectus supplement will describe these terms and will include, among other things, the following:

•	the title of the Debt Securities of the particular series;

•	the total principal amount of those Debt Securities and the percentage of their principal amount at which we will issue those Debt Securities;

•	the date or dates on which the principal of those Debt Securities will be payable;

•
the interest rate, the method for determining the interest rate (if the interest rate is variable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	the place or places where payments on those Debt Securities will be made, where holders may surrender their Debt Securities for transfer or exchange and where to serve notices or demands;

•	any provisions for optional redemption or early repayment;

•	any provisions that would obligate us to redeem, purchase or repay those Debt Securities;

•	any provisions for conversion or exchange of the Debt Securities;

•	whether payments on the Debt Securities of the particular series will be payable by reference to any index, formula or other method;

•	any deletions from, changes of or additions to the events of default or covenants described in this prospectus;

•	the portion of the principal amount of those Debt Securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•
any additional means of defeasance of all or any portion of those Debt Securities, any additional conditions or limitations to defeasance of those Debt Securities or any changes to those conditions or limitations;

•	any provisions granting special rights to holders of the Debt Securities of the particular series upon the occurrence of events identified in the prospectus supplement;

•
if other than the trustee, the designation of any paying agent or security registrar for those Debt Securities; and the designation of any transfer or other agents or depositories for those Debt Securities;

•
whether we will issue the Debt Securities of the particular series in individual certificates to each holder or in the form of temporary or permanent global securities that a depository will hold on behalf of holders;

•	the denominations in which we will issue the Debt Securities of the particular series or in which they may be owned, if other than $1,000 or any integral multiple of $1,000;

•	whether and in what circumstances any additional amounts may be payable on those Debt Securities to foreign holders; and

•	any other terms or conditions that are consistent with the Indenture.

We may sell the Debt Securities at a discount (which may be substantial) below their stated principal amount. These discounted Debt Securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of the Debt Securities. The restrictive covenants summarized below will apply to a series of Debt Securities (unless waived or amended) as long as any of those Debt Securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “—Glossary.” In this description of the covenants only, all references to “us” or “we” mean ONEOK and our principal subsidiaries, unless the context clearly indicates otherwise. Our principal subsidiaries are those that own or lease a Principal Property.

Other than the restrictions on Liens and Sale/Leaseback transactions described below, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to protect holders of any Debt Securities in the event we participate in a highly leveraged transaction. The Indenture and the Debt Securities also do not contain provisions that give holders of the Debt Securities the right to require us to repurchase their securities in the event of change-in-control, recapitalization or similar restructuring or otherwise or upon a decline in our credit rating.

For these purposes, “debt” includes all notes, bonds, debentures or similar evidences of obligations for borrowed money.

Limitation on Liens

We have agreed that we will issue, assume or guarantee debt for borrowed money secured by any Lien upon a Principal Property or shares of stock or debt of any principal subsidiary only if we secure the Debt Securities equally and ratably with or prior to the debt secured by that Lien. If we secure the Debt Securities in this manner, we have the option to secure any of our other debt or obligations equally and ratably with or prior to the debt secured by the Lien and, accordingly, equally and ratably with the Debt Securities. This covenant has exceptions that permit:

•	Liens that exist on the date we first issue a series of Debt Securities under the Indenture;

•
Liens on any Principal Property or shares of stock or debt of any entity that constitutes a principal subsidiary existing at the time we merge or consolidate with that entity or acquire its property or at the time the entity becomes a principal subsidiary;

•	Liens on any Principal Property existing at the time we acquire that Principal Property so long as the Lien does not extend to any of our other Principal Property;

•	Liens on any Principal Property, and any Lien on the shares of stock of any principal subsidiary formed for the purpose of acquiring that Principal Property, either:

•
securing all or part of the cost of acquiring, constructing, improving, developing or expanding the Principal Property that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation; or

•
securing debt to finance the purchase price of the Principal Property or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation;

•	Liens on any Principal Property or shares of stock or debt of any principal subsidiary to secure debt owed to us;

•	Liens securing industrial development, pollution control or other revenue bonds of a government entity;

•	Liens arising in connection with a project financed with, and securing, Non-Recourse Indebtedness;

•	statutory or other Liens arising in the ordinary course of business and relating to amounts that are not delinquent or remain payable without penalty or that we are contesting in good faith;

•
Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974) on our property incurred or required in connection with workmen’s compensation, unemployment insurance and other social security legislation;

•	Liens securing taxes that remain payable without penalty or that we are contesting in good faith if we believe we have adequate reserves for the taxes in question;

•	rights that any governmental entity may have to purchase or order the sale of any of our property upon payment of reasonable compensation;

•	rights that any governmental entity may have to terminate any of our franchises, licenses or other rights or to regulate our property and business;

•
Liens that we do not assume or on which we do not customarily pay interest and that exist on real estate or other rights we acquire for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

•
easements or reservations in our property for roads, pipelines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other similar purposes and zoning ordinances, regulations and restrictions that do not impair the use of the property in the operation of our business; and

•	any extensions, renewals, substitutions or replacements of the above-described Liens or any debt secured by these Liens if both:

•	the amount of debt secured by the new Lien and not otherwise permitted does not exceed the principal amount of debt so secured at the time of the renewal or refunding; and

•	the new Lien is limited to the property (plus any improvements) secured by the original Lien.

In addition, without securing the Debt Securities as described above, we may issue, assume or guarantee debt that the Lien covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding debt that the Lien covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a “basket” equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired debt as described below under “—Limitation on Sale/Leaseback Transactions.”

Limitation on Sale/Leaseback Transactions

We have agreed that we will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

•	we could incur debt secured by a Lien on the Principal Property that is the subject of that Sale/Leaseback Transaction;

•	the Attributable Debt subject to that Sale/Leaseback Transaction would be in an amount permitted under the “basket” described above under “—Limitation on Liens”;

•	the proceeds of that Sale/Leaseback Transaction are used for our business and operations; or

•
within the period ending 12 months after the closing of the Sale/Leaseback Transaction, we apply the net proceeds of the Sale/Leaseback Transaction to the voluntary retirement of any Debt Securities issued under the Indenture or Funded Indebtedness (other than Funded Indebtedness that we hold or that is subordinate in right of payment to any Debt Securities issued under the Indenture).

    Glossary

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or yield to maturity, in the case of Debt Securities originally sold at a discount) borne by the Debt Securities then outstanding under the Indenture, compounded annually.

“Consolidated Net Tangible Assets” means (1) the total amount of assets (less applicable reserves and other properly deductible items) that under generally accepted accounting principles, or GAAP, would be included on a consolidated balance sheet of ours and our subsidiaries after deducting therefrom (A) all current liabilities, provided, however, that there will not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same has not been finally determined, (B) appropriate allowance for minority interests in common stocks of subsidiaries and (C) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on the consolidated balance sheet, less (2) the amount which would be so included on the consolidated balance sheet for investments (less applicable reserves) made in subsidiaries.

“Funded Indebtedness” as applied to any Person, means all debt of that Person maturing after, or renewable or extendible at that Person’s option beyond, 12 months from the date of determination.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing debt; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (1) any acquisition by us of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (2) any conveyance or assignment whereby we convey or assign to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (3) any Lien upon any property or assets either owned or leased by us or in which we own an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets (or property or assets with which it is unitized) the payment to that Person or Persons of our proportionate part of the development or operating expenses or (4) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection with the arrangement.

“Non-Recourse Indebtedness” means, at any time, debt incurred after the date of the Indenture by us in connection with the acquisition of property or assets by us or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of that debt and pursuant to applicable law, the recourse at that time and thereafter of the lenders with respect to the debt is limited to the property or assets so acquired, or the construction or improvements, including debt as to which a performance or completion guarantee or similar undertaking was initially applicable to the debt or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we lease any Principal Property that has been or is to be sold or transferred by us to that Person, other than (1) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under GAAP, (2) leases between us and one of our principal subsidiaries or between principal subsidiaries, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property and (4) the ground lease for ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

Consolidation, Merger and Sale of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	immediately after giving effect to the transaction, no default or event of default under the Indenture would have occurred and be continuing or would result from the transaction;

•
we are the continuing corporation or, if we are not the continuing corporation, the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the Debt Securities and the performance of our covenants and obligations under the Indenture and those Debt Securities; and

•	we provide the trustee with a certificate and a legal opinion, each stating that the Indenture permits the transaction.

If we engage in any of these transactions that result in any Principal Property or shares of stock or debt of any principal subsidiary becoming subject to any Lien and unless we are otherwise able to create that Lien, the Indenture provides that the Debt Securities (so long as those Debt Securities are entitled to the protection of the “Limitation on Liens” covenant) will be secured to at least the same extent as the debt that would become secured by the Lien as a result of the transaction.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default for a series of Debt Securities:

•	our failure to pay interest on that series of Debt Securities for 30 days after it becomes due and payable;

•	our failure to pay principal of or any premium on that series of Debt Securities when due;

•
our failure to comply with any of our covenants or agreements for that series of Debt Securities or in the Indenture (other than an agreement or covenant that we have included in the Indenture solely for the benefit of less than all series of Debt Securities) for 60 days after the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities affected by that failure provide written notice to us;

•
the default under any agreement under which we or any subsidiary that owns or leases Principal Property have at the time outstanding debt in excess of $15,000,000 and, if that debt has not already matured, it has been accelerated and the acceleration is not rescinded within 30 days after we receive notice from the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities of a series so long as, prior to the entry of judgment in favor of the trustee for payment of the Debt Securities of that series, we do not cure the default, or the default under the agreement has not been waived;

•	various events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default provided for that series of Debt Securities.

A default under one series of Debt Securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of a series of Debt Securities of any default or event of default (except in any payment on that series of Debt Securities) if the trustee considers it in the interest of the holders of that series of Debt Securities to do so.

If an event of default for any series of Debt Securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by the default (or, in some cases, 25% in principal amount of all Debt Securities affected, voting as one class) may require us to pay on an accelerated basis the principal of and all accrued and unpaid interest on those Debt Securities. The holders of a majority in principal amount of the outstanding Debt Securities of the series affected by the default (or of all Debt Securities affected, voting as one class) may in some cases rescind this accelerated payment requirement.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debt Securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

The holders of a majority in principal amount of Debt Securities of any series have the right to waive past defaults under the Indenture that relate to that series except for a default in the payment on the Debt Securities or a provision that can only, under the Indenture, be modified or amended if all holders that are affected consent.

In most cases, holders of a majority in principal amount of the outstanding Debt Securities of a series (or of all Debt Securities affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee.

The Indenture requires us to file each year with the trustee a written statement as to our compliance with the covenants contained in the Indenture.

Modification and Waiver

We may amend or supplement the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities of all series that the amendment or supplement affects (acting as one class) consent to it. Without the consent of the holder of each Debt Security affected, however, no modification may:

•	reduce the principal of the Debt Security or change its stated maturity;

•	reduce the rate of or change the time for payment of interest on the Debt Security;

•	reduce any premium payable on the redemption of the Debt Security or change the time at which the Debt Security may or must be redeemed;

•	change any obligation to pay additional amounts on the Debt Security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the Debt Security;

•	impair the holder’s right to convert or exchange any Debt Security;

•	reduce the percentage of principal amount of Debt Securities whose holders must consent to an amendment to or supplement of the Indenture;

•	reduce the percentage of principal amount of Debt Securities necessary to waive compliance with some of the provisions of the Indenture; or

•
modify provisions relating to amendment or waiver, except to increase percentages or to provide that other provisions of the Indenture cannot be amended or waived without the consent of each holder affected.

We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Debt Securities in various circumstances, including:

•	to provide for the assumption of our obligations under the Indenture and the Debt Securities by a successor;

•	to add covenants that would benefit the holders of any Debt Securities or to surrender any of our rights or powers;

•	to provide for the issuance of additional securities, including Debt Securities of a particular series, under the Indenture;

•	to add events of default;

•	to provide any security for or guarantees of any series of Debt Securities;

•	to provide for the form or terms of any series of Debt Securities;

•	to appoint a successor trustee or to provide for the administration of the trusts under the Indenture by more than one trustee;

•	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the interests of the holders of outstanding Debt Securities of any series;

•
to make any change to the extent necessary to permit or facilitate defeasance or discharge of any series of Debt Securities that does not adversely affect the interests of the holders of outstanding Debt Securities of any series; or

•	to make any change that does not affect the rights of any holder.

The holders of a majority in principal amount of the outstanding Debt Securities may waive our obligations to comply with various covenants, including those relating to:

•	our obligation to secure the Debt Securities in the event of mergers, consolidations and sales of assets;

•	corporate existence; and

•	the restrictions on Liens and Sale/Leaseback Transactions.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or government securities the maturing principal and interest of which is sufficient to make payments on the Debt Securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	“legal defeasance,” which means that we will be discharged from our obligations with respect to the Debt Securities of that series; or

•
“covenant defeasance,” which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series of the Debt Securities, and the related events of default will no longer apply to us.

If we defease a series of Debt Securities, the holders of the Debt Securities of the series affected will not be entitled to the benefits of the Indenture, except for our obligations to pay additional amounts, if any, to provide temporary Debt Securities, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities or to maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Debt Securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Governing Law

New York law governs the Indenture and the Debt Securities.

Trustee

The Indenture contains limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on property received for those claims, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the Debt Securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debt Securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Holders may exchange Debt Securities of any series for other Debt Securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debt Securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee as security registrar for the Debt Securities. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of Debt Securities.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any Debt Security either:

•	during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of that notice; or

•	if we have called the Debt Security for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments on the Debt Securities will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, for global Debt Securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the Debt Security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, we will designate the trustee as our paying agent for payments on Debt Securities issued under the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money they are holding for payments on the Debt Securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

We may issue the Debt Securities of a series in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global Debt Securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global Debt Security.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue a total of 400,000,000 shares of all classes of stock. Of those authorized shares, 300,000,000 are shares of Common Stock, par value $0.01 per share, 60,473,481 shares of which were outstanding as of December 17, 2002, and 100,000,000 are shares of Preferred Stock, par value $0.01 per share. Of the Preferred Stock, there are 20,000,000 shares designated as Series A Convertible Preferred Stock, of which 19,946,448 shares were outstanding as of December 17, 2002, 30,000,000 shares designated as Series B Convertible Preferred Stock, none of which was outstanding, and 1,000,000 shares designated as Series C Preferred Stock, none of which was outstanding.

The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation and by-laws for additional information.

Common Stock

As of December 17, 2002, there were approximately 13,210 holders of record. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Subject to any preferential rights of any prior ranking class or series of capital stock, including the Preferred Stock, holders of shares of Common Stock are entitled to receive dividends on that stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders in the event of liquidation, dissolution or winding-up. Subject to various exceptions, we will not be able to pay any dividend or make any distribution of assets on shares of our Common Stock until we pay dividends on any shares of Preferred Stock then outstanding with dividend or distribution rights senior to our Common Stock. Dividends on our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are not cumulative.

Holders of our Common Stock are entitled to one vote per share on all matters voted on by our shareholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that holders of more than one-half of the outstanding shares of our voting securities will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any director.

Our board of directors may make rules and regulations concerning the transfer of shares of our Common Stock from time to time, in accordance with our by-laws.

Holders of our Common Stock will have no conversion, sinking fund or redemption rights.

Some provisions of the Oklahoma General Corporation Act, our certificate of incorporation and our by-laws may discriminate against holders of a substantial amount of the shares of our Common Stock. Similarly, some provisions of our certificate of incorporation and our by-laws may have the effect of delaying, deferring or preventing a change-in-control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets.

Shareholder Rights Agreement

Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

In 1997, we entered into a Shareholder Rights Agreement. As with most shareholder rights agreements, the terms of our Shareholder Rights Agreement are complex and not easily summarized, particularly as they relate to the acquisition of our Common Stock and to exercisability. This summary, which summarizes the material provisions of the Shareholder Rights Agreement, may not contain all of the information that is important to you. Accordingly, you should carefully read our Shareholder Rights Agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Our Shareholder Rights Agreement provides that each share of our Common Stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the Shareholder Rights Agreement, will have one right to purchase one one-hundredth of a share of Preferred Stock, designated as Series C Preferred Stock, attached to it, at a purchase price of $40 per one one-hundredth of a share of Preferred Stock, subject to adjustment, as described below.

Initially, the rights under our Shareholder Rights Agreement are attached to outstanding certificates representing our Common Stock and no separate certificates representing the rights will be distributed. The rights will separate from our Common Stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the Shareholder Rights Agreement) of 15% or more of our outstanding Common Stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% of our Common Stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

Our Shareholder Rights Agreement specifically excludes as an acquiring person, among others,

•
any member of the shareholder group (which consists of Westar Energy, any Westar Energy affiliate and any person with whom Westar Energy or any of its affiliates is part of a partnership, limited partnership, syndicate or other group of persons acquiring, holding, voting or disposing of any voting securities which would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D with the Securities and Exchange Commission) but only to the extent of shares of our Common Stock held or acquired by the shareholder group member in accordance with the Shareholder Agreement with Westar Energy and provided that this exemption permanently expires when the ownership percentage of Westar Energy and its affiliates first falls below 10%, which ownership percentage is determined by calculating the voting power represented by all of our securities beneficially owned by Westar Energy and its affiliates after giving effect to the conversion of all convertible securities into shares of our Common Stock or other voting securities; and

•
any transferee who acquires beneficial ownership of shares of our Common Stock from the shareholder group pursuant to provisions of the Shareholder Agreement with Westar Energy or who acquires beneficial ownership of less than 5% of our Common Stock in a public offering pursuant to the Shareholder Agreement, but only to the extent of shares of our Common Stock acquired in accordance with the terms of the Shareholder Agreement. The transferee will be considered an acquiring person upon the concurrent or subsequent acquisition by that transferee, or its affiliates or associates, of any additional shares of our Common Stock if, after giving effect to the acquisition, and taking into account all shares beneficially owned by the transferee including the shares acquired from the shareholder group, the transferee would be considered an acquiring person but for this summarized provision.

All shares of our Common Stock issued prior to the date the rights separate from the Common Stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the Common Stock. The rights will expire on November 26, 2007, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right’s then current purchase price, shares of our Common Stock (or, in limited circumstances, one one-hundredths of a share of Preferred Stock) as equals the result obtained by:

•
multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

•	dividing that product by 50% of the then current per share market price of our Common Stock on the date of the first occurrence.

If, after a person or group becomes an acquiring person, and:

•	we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our Common Stock are not treated alike; or

•
we sell or transfer more than 50% of our assets or earning power to an interested stockholder or other person or, to any other person in a case where all holders of our Common Stock are not treated alike, each right will entitle the holder to purchase, at the right’s then current purchase price, shares of Common Stock of the acquiring company as equal the result obtained by:

•	multiplying the then current purchase price by the number of one one-hundredths of a share of our Preferred Stock for which a right is then exercisable; and

•	dividing the product by 50% of the then current per share market price of the Common Stock of the acquiring company.

We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our Common Stock (or shares of our other equity securities, including one one-hundredths of a share of Preferred Stock, with equivalent rights and privileges as our Common Stock) at an exchange ratio of one share of our Common Stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding Common Stock.

Our board of directors may, at its option, redeem all of the outstanding rights under our Shareholder Rights Agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding stock or (2) the final expiration date of the rights. The redemption price under our Shareholder Rights Agreement is $0.005 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights will have no rights as our stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

Our Shareholder Rights Agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the shareholders. In addition, the rights should not interfere with a proxy contest.

Preferred Stock

Our board of directors is authorized to issue shares of Preferred Stock, in one or more series or classes, and to fix for each series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and as are stated in the resolution or resolutions adopted by the board providing for the issuance of shares of that series or class.

One series of Preferred Stock, designated Series A Convertible Preferred Stock, is outstanding. In addition, our board has authorized a series designated as Series B Preferred Stock, and a series designated as Series C Preferred Stock which relates to our Shareholder Rights Agreement. Our board of directors may authorize one or more new series of Preferred Stock for issuance, the particular terms of which will be described in a prospectus supplement. The following is a description of the authorized series of our Preferred Stock and a description of certain general terms and provisions of any new series of our Preferred Stock. The following summary of terms of our Preferred Stock is not complete. You should refer to the provisions of our certificate of incorporation and the certificate of amendment relating to each series of the Preferred Stock, which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of the particular series of Preferred Stock.

Series A Convertible Preferred Stock and Series B Convertible Preferred Stock

Designation and Amount. There are 20,000,000 shares of Series A Convertible Preferred Stock and 30,000,000 shares of Series B Convertible Preferred Stock authorized. All outstanding shares of Series A Convertible Preferred Stock are currently held by Westar Energy and its affiliates and all of those shares are fully paid and nonassessable. There are no currently outstanding shares of Series B Convertible Preferred Stock. The previously outstanding shares of Series B Convertible Preferred Stock were owned by Westar Energy and its affiliates. We reacquired those shares in accordance with the Shareholder Agreement with Westar Energy described below. Shares of Series B Convertible Preferred Stock could be issued in the future to Westar Energy or its affiliates as provided in the Shareholder Agreement. Dividends on Series A Convertible Preferred Stock are not cumulative and dividends on Series B Convertible Preferred Stock, if issued, would not be cumulative.

Rank. With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Convertible Preferred Stock ranks senior to shares of our Common Stock, or any class of our equity securities that by its terms is junior to the Convertible Preferred Stock, and will not rank junior with respect to any class or series of Preferred Stock that we may issue, unless the holders of 66-2/3% of the outstanding shares of the Convertible Preferred Stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock ranking prior to the Convertible Preferred Stock.

Dividends. We will pay or declare preferential cash dividends quarterly on each share of Convertible Preferred Stock but those dividends are not cumulative to the extent they are not paid on any dividend payment date. If we do not pay dividends on the Convertible Preferred Stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

The dividend amount on each share of Series A Convertible Preferred Stock will be equal to 2.5 times the dividend amount declared on each share of our Common Stock for that dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. In no event, however, will the aggregate annual dividend amount payable per share of Series A Convertible Preferred Stock be less than $1.80 per share.

The dividend amount on each share of Series B Convertible Preferred Stock will be equal to 2.5 times the dividend amount declared on each share of our Common Stock for each dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. In no event, however, will the aggregate annual dividend amount declared on each share of Series B Convertible Preferred Stock be less than $1.80 per share.

Liquidation Preference. The liquidation preference per share of Convertible Preferred Stock will be equal to that payable per share of our Common Stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of Convertible Preferred Stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Convertible Preferred Stock.

Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

Redemption. We have no right to redeem any shares of Convertible Preferred Stock.

Conversion Rights. After the occurrence of a regulatory change (which means that either the Public Utility Holding Company Act of 1935 has been repealed, modified, amended or otherwise changed, or Westar Energy has received or is entitled to an exemption under that act or has registered under that act so that Westar Energy may fully and legally exercise its rights under the Shareholder Agreement described below), holders of shares of Convertible Preferred Stock will have the right, at their option, to convert each share into two fully paid and nonassessable shares of our Common Stock, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. Conversion will, however, be automatic and mandatory upon the transfer of the beneficial ownership of any share of Convertible Preferred Stock to any person other than Westar Energy or its affiliates. Mandatory conversion will be at the same rate of exchange as that applicable to an optional conversion.

We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our Common Stock in an amount sufficient for the conversion of all shares of Convertible Preferred Stock then outstanding.

Anti-dilution Provisions. The number of shares of our Common Stock into which each share of Convertible Preferred Stock is convertible, the dividend amount payable on each share of Convertible Preferred Stock, and the liquidation preference attached to each share of Convertible Preferred Stock will be subject to adjustments for stock splits, stock dividends, reverse stock splits or any transaction with comparable effect upon our Common Stock.

Voting Rights. Holders of shares of Convertible Preferred Stock will be entitled to vote together with holders of shares of our Common Stock, as a single class, with respect to:

•
any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to:

•	the control share acquisition statute; or

•	any other provisions that are substantially similar to the control share acquisition statute;

•	any proposal relating to the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes; and

•	any transaction or series of transactions that, if consummated, would constitute a change-in-control.

With respect to those matters, each share of Convertible Preferred Stock will carry a number of votes equal to the number of votes carried by the number of shares of our Common Stock issuable upon conversion of one share of Convertible Preferred Stock.

Holders of Convertible Preferred Stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

Potential Anti-Takeover Effects of the Convertible Preferred Stock. The issuance of our Common Stock into which the Convertible Preferred Stock is convertible or exchangeable, together with the provisions of the Shareholder Agreement that we entered into with Westar Energy that are described below, may have anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving us, or to deter a third party from seeking to acquire control of us.

Series C Preferred Stock

In connection with our Shareholder Rights Agreement, our board of directors established a series of preferred stock, designated as Series C Preferred Stock. Holders of the Series C Preferred Stock are entitled to receive, in preference to the holders of our Common Stock, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or those other dates as our board of directors deems appropriate, in an amount per share equal to the greater of $1 or subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in our Common Stock, payable on our Common Stock. The Series C Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders and during a certain dividend default period, holders of the Series C Preferred Stock have other special voting rights. If we liquidate, dissolve or wind up our affairs, holders of Series C Preferred Stock are entitled to priority over the holders of shares of our Common Stock or other junior ranking stock.

For each share of our Common Stock the holder has the right to purchase one one-hundredth of a share of Series C Preferred Stock upon the happening of change-in-control and similar transactions as described in the Shareholder Rights Agreement.

Other Series of Preferred Stock

Our board of directors may authorize one or more new series of Preferred Stock for issuance, the particular terms of which will be described in a prospectus supplement. The following is a description of certain general terms and provisions of our Preferred Stock.

Dividends. Holders of a new series of Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates as set forth in the related prospectus supplement.

Liquidation. In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of new series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of Common Stock. If the amounts payable with respect to Preferred Stock are not paid in full, the holders of that series of Preferred Stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of the new Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

Redemption and Sinking Fund. No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Conversion Rights. Shares of a new series of Preferred Stock may be convertible or exchangeable into another series of our Preferred Stock, our Common Stock or other securities or property. The certificate of amendment to our certificate of incorporation and the prospectus supplement relating to that series of convertible Preferred Stock, if any, will describe those conversion rights.

Voting Rights. Except as indicated in the prospectus supplement, the holders of a new series of Preferred Stock will not be entitled to vote.

Miscellaneous. Shares of Preferred Stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and will be available for subsequent issuance. We may not repurchase or redeem less than all the Preferred Stock, pursuant to a sinking fund or otherwise, while there are any dividends in arrears on the Preferred Stock. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions we may enter into.

No Other Rights. The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related prospectus supplement, our certificate of incorporation or any certificate of amendment or as otherwise required by law.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities, convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock. Under the Shareholder Agreement, however, the shareholder group has top-up rights to acquire additional shares of our stock in limited circumstances described below.

Shareholder Agreement

We are party to a Shareholder Agreement with Westar Energy. The following description is a summary of the material provisions of our Shareholder Agreement. You should refer to the Shareholder Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, for additional information.

Standstill

The Shareholder Agreement provides, among other things, that Westar Energy and its affiliates are prohibited from taking various actions, including, without limitation:

•
prior to the occurrence of a regulatory change, the acquisition of our voting securities that would cause the shareholder group to have securities representing more than 9.9% of our total outstanding voting power;

•
at any time, the acquisition of securities that would cause the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) to exceed the maximum ownership percentage, which is a total ownership percentage of 45%, less the voting power represented by all voting securities transferred by the shareholder group during the term of the Shareholder Agreement represented by any shares of Convertible Preferred Stock converted into shares of our Common Stock contemporaneously with the transfer pursuant to the Shareholder Agreement;

•	the deposit of our equity securities in a voting trust or subjecting of those equity securities to any similar arrangement or proxy with respect to the voting of those equity securities;

•	the commencement of a merger, acquisition or other business combination transaction relating to us; and

•	engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

Top-Up Rights

In the event that the shareholder group’s ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) falls below the maximum ownership percentage, Westar Energy has rights to acquire additional equity securities to restore the maximum ownership percentage of the shareholder group to the maximum ownership percentage. Westar Energy may exercise those rights:

•
by purchasing our Common Stock in the open market or otherwise (and, to the extent those purchases would cause the shareholder group’s voting ownership percentage to exceed 9.9% prior to a regulatory change, exchanging each of those shares for one half of a share of Series B Convertible Preferred Stock issued by us, subject to adjustment to reflect any stock split, combination or similar transaction);

•
in some events where the reduction in the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) is caused by a dilutive issuance of our securities, by requiring us to issue to Westar Energy at the issue price per share of the dilutive issuance, prior to a regulatory change, additional shares of our

Common Stock and, to the extent that issuance would cause the shareholder group’s voting ownership percentage to exceed 9.9%, Series B Convertible Preferred Stock sufficient to restore the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) to the maximum ownership percentage; or

•
in the case of a dilutive issuance that is the result of an acquisition or other business combination transaction, by merger or otherwise, by requiring us to issue to Westar Energy shares of our Common Stock sufficient to restore the shareholder group’s total ownership percentage to the maximum ownership percentage minus 10%.

Restrictions on Transfer

During the term of the Shareholder Agreement, the shareholder group is prohibited, without the prior written consent of a majority of our independent directors, from transferring any of our equity securities except:

•	transfers of equity securities representing voting power of less than 5% provided that the transferee does not have a voting ownership percentage of 5% or more immediately prior to the transfer;

•	in a bona fide underwritten public offering pursuant to the Registration Rights Agreement that we entered into with Westar Energy;

•	pursuant to a pro rata distribution to Westar Energy’s shareholders; and

•
pursuant to a procedure that permits Westar Energy to transfer equity securities representing 5% or more of our voting power, provided that we have been given notice thereof, and have failed, within a specified period of time, to purchase from Westar Energy the equity securities proposed to be sold at a cash purchase price per share equal to 98.5% of the then current market price for our Common Stock.

In addition, in the case of a bona fide third party tender offer for securities, Westar Energy may tender into that offer a proportionate amount of its equity securities.

Voting

During the term of the Shareholder Agreement, Westar Energy has agreed to vote, and to cause each of its affiliates to vote, all voting securities that it owns as follows:

•	with respect to the election of directors, Westar Energy will vote its voting securities in favor of the election of all candidates for director nominated by our board of directors;

•
with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the Shareholder Rights Agreement or any modification of the Shareholder Rights Agreement (other than nonbinding precatory resolutions), Westar Energy will, and will cause each member of the shareholder group to, vote all voting securities beneficially owned by Westar Energy or any member of the shareholder group in accordance with the recommendation of our board;

•
with respect to transactions constituting a change-in-control or with respect to any proposal relating to the opt-out amendment, Westar Energy may vote any or all of the voting securities and Convertible Preferred Stock (which, as described above, has the right in such circumstances to vote together with our Common Stock on a two votes per share basis, as adjusted to reflect our recent stock split and subject to adjustment to reflect any further stock split or similar events) held by the shareholder group in its sole discretion;

•
with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the opt-out amendment or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Westar Energy or any member of the shareholder group has the right to abstain or vote against such amendment; and

•	with respect to all other matters,

•	prior to the occurrence of a regulatory change, Westar Energy may vote any voting securities held by the shareholder group in Westar Energy’s sole discretion; and

•
after the occurrence of a regulatory change, Westar Energy may vote in its sole discretion up to 9.9% of our outstanding voting power and Westar Energy must vote any other voting securities owned by it in the same proportion as all voting securities voted on the other matter are voted by our other shareholders.

Board Representation

Prior to a regulatory change, Westar Energy is entitled to designate two members of our Board of Directors. After a regulatory change, subject to transition provisions, Westar Energy is entitled to designate up to one-third of our Board of Directors.

Term; Buy/Sell Option

The Shareholder Agreement terminates if, among other things:

•
our quarterly dividend on our Common Stock falls below $0.15 per share (as adjusted to reflect any stock split or similar events) in any five quarters or we fail to pay the stated quarterly dividend on any series of Convertible Preferred Stock in any five quarters;

•	the shareholder group’s total ownership percentage falls below 9.9% at any time; or

•	the shareholder group’s total ownership percentage falls below 30% at any time after November 26, 2012, which is the 15th anniversary of the signing of the Shareholder Agreement.

In addition, on the 15th and each subsequent anniversary of the signing of the Shareholder Agreement, each of Westar Energy and us, on behalf of our shareholders, has the right to buy from or sell to the other, by purchase, sale or credible tender offer, as appropriate, all outstanding shares of our capital stock beneficially owned by the selling party (which, in our case, means our shareholders other than Westar Energy and the shareholder group). In addition, if at any time after the occurrence of a regulatory change, we believe in good faith that Westar Energy’s regulatory status as modified by that regulatory change would place an unreasonable restriction on the implementation of strategic business plans, we may immediately initiate our buy/sell rights.

Registration Rights Agreement

In 1997, we entered into a Registration Rights Agreement that enables Westar Energy to require that we register its shares of our Common Stock, including shares of our Common Stock obtained upon conversion of its shares of Convertible Preferred Stock, under the Securities Act of 1933. Under the Registration Rights Agreement, Westar Energy is entitled, subject to the conditions set forth therein, to:

•	demand registration rights, whereby Westar Energy can require us to file a registration statement under the Securities Act of 1933 registering its shares of our Common Stock; and

•
piggy-back registration rights, whereby Westar Energy can require that we include any or all of its shares of our Common Stock in a registration statement that we have proposed to file under the Securities Act of 1933.

Oklahoma Law

Oklahoma Takeover Statute

We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested shareholder, unless:

•
prior to the date that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•
upon consummation of the transaction that resulted in the interested shareholder’s becoming an interested shareholder, the interested shareholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•
on or subsequent to the date of the transaction in which that person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation;

•	subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of Section 1090.3, the term “corporation” also includes our majority-owned subsidiaries. In addition, Section 1090.3, defines an “interested shareholder” as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

Oklahoma Control Share Act

Our certificate of incorporation provides that we are not subject to the Oklahoma Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the Oklahoma Control Share Act in the future, this provision may delay the time it takes anyone to gain control of us.

Certificate of Incorporation and By-laws

Exculpation

Our certificate of incorporation provides that our directors and officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

•	the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	the director served at the time of payment of an unlawful dividend or an unlawful stock purchase or redemption, unless the director was absent at the time the action was taken; or

•	the director or officer derived an improper personal benefit from the transaction.

Indemnification

We will generally indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

•	is or was our director, officer, employee or agent; or

•	while our director, officer, employee or agent is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act of 1933 are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act of 1933 and are unenforceable.

Shareholder Action; Special Meeting of Shareholders

Our certificate of incorporation eliminates the ability of our shareholders to act by written consent. Our by-laws provide that special meetings of our shareholders may be called only by a majority of the members of our board of directors.

Advance Notice Requirements for Shareholder Proposals

At any meeting of our shareholders, the only business that shall be brought before the meeting is that which is brought:

•	pursuant to our notice of meeting;

•	by or at the discretion of our board of directors; or

•	by any of our shareholders of record at the time the notice is given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth herein.

For business to be properly brought before a meeting by a shareholder pursuant to the immediately preceding clause, the shareholder must have given timely notice in writing to our secretary. To be timely as to an annual meeting of shareholders, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date our proxy statement is released to shareholders in connection with the previous year’s annual meeting; provided however, that if the date of the meeting is changed by more than 30 days from the date of the previous year’s meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. To be timely as to a special meeting of shareholders, a shareholder notice must be received not later than the call of the meeting as provided in our by-laws. The shareholder notice shall set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of and the reasons for proposing the matter at the meeting;

•	the name and address, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; and

•	any material interest of the shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made, in the proposal.

These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders.

Higher Vote for Some Business Combinations and Other Actions

Subject to various exceptions, including acquiring 85% of the outstanding shares less shares owned by related persons in a single transaction, a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other distribution of our assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person, who is a person that is the direct or indirect beneficial owner of more than 10% of the outstanding voting shares of our stock (subject to various exceptions), and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either:

•	a majority vote of all of the independent directors; or

•
the holders of at least 66 2/3% of the outstanding shares otherwise entitled to vote as a single class with the Common Stock to approve the business combination, excluding any shares owned by the related person.

In addition, our certificate of incorporation provides that our by-laws may only be adopted, amended or repealed by a majority of the board of directors or by 80% of our shareholders, voting as a class. Our certificate of incorporation also requires the affirmative vote of 80% of our shareholders to amend, repeal or adopt provisions in our certificate of incorporation relating to, among other things,

•	the number of directors and the manner of electing those directors, including the election of directors to newly created directorships;

•	provisions relating to changes in the by-laws;

•	a director’s personal liability to us or our shareholders;

•	shareholder ratification of various contracts, transactions and acts; and

•	voting requirements for approval of business combinations.

Transactions with Interested Parties

Our certificate of incorporation provides that, in the absence of fraud, no contract or other transaction will be affected or invalidated by the fact that any of our directors are in any way interested in or connected with any other party to the contract or transaction or are themselves parties to the contract or transaction, provided that the interest is fully disclosed or otherwise known to our board of directors at the meeting of the board at which the contract or transaction is authorized or confirmed, and provided further that a quorum of disinterested directors is present at the meeting of our board of directors authorizing or confirming the contract or transaction and the contract or transaction is approved by a majority of the quorum, and no interested director votes on the contract or transaction. Any contract, transaction or act entered into or taken by us or our board or any committee thereof that is ratified by a majority of a quorum of the shareholders having voting power at any annual meeting, or any special meeting called for that purpose, will be valid and binding as though ratified by all of our shareholders. Any director may vote upon any contract or other transaction between us and any subsidiary corporation without regard to the fact that he is also a director of that subsidiary corporation. No contract or agreement between us and any other corporation or party that owns a majority of our capital stock or any subsidiary of that other corporation shall be made or entered into without the affirmative vote of a majority of the whole board of directors at a regular meeting of the board.

Transfer Agent and Registrar

The current transfer agent and registrar for our Common Stock and our Preferred Stock is UMB Bank, N.A., Kansas City, Missouri.

DESCRIPTION OF STOCK PURCHASE
CONTRACTS AND STOCK PURCHASE UNITS

We may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from us, and obligate us to sell to these holders, a specified number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase

Contract and either debt securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and these payments may be unsecured or prefunded on some basis. The Stock Purchase Contacts may require holders to secure their obligations under these Stock Purchase Contracts in a specified manner.

A prospectus supplement will summarize material terms of any Stock Purchase Contracts or Stock Purchase Units being offered. The description in the prospectus supplement will refer to the forms of Stock Purchase Contracts. Material United States federal income tax considerations applicable to the Stock Purchase Units and Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the Securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

Underwriters

If underwriters are used in the sale of the Securities, the underwriters will acquire the Securities sold for their own account. The underwriters may resell those Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the Securities will be subject to various conditions. The underwriters in an underwritten offering will be obligated to purchase all the offered Securities if any are purchased. If a dealer is used in the sale, ONEOK will sell the Securities to the dealer as principal. The dealer may then resell the Securities at varying prices determined at the time of resale.

Agents and Direct Sales

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under a contract will be subject only to the condition that the purchase of the offered Securities at the time of delivery is allowed by any laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

General Information

Underwriters, dealers and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities.

The Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for ONEOK. Any remarketing firm will be identified and the terms of its agreement, if any, with ONEOK and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the Securities remarketed thereby.

Each series of Securities will be a new issue, and other than the Common Stock, which is listed on the New York stock exchange, will have no established trading market. We may decide to list any series of Securities on a securities exchange, or in the case of the Common Stock, on any additional exchange. However, we will not be obligated to list Securities on an exchange unless stated otherwise in a prospectus supplement. We cannot give any assurances to you concerning the liquidity of any Security offered under this prospectus.

Agents, underwriters or dealers and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of business.

LEGAL MATTERS

Various legal matters, including the validity of the Securities, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Any underwriters or agents will be advised about other issues relating to any offering by Jones Day, Chicago, Illinois. Jones Day will pass only on questions of New York and federal law. Jones Day from time to time acts as counsel to ONEOK.

EXPERTS

The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2001, 2000 and 1999, and for the years ended December 31, 2001 and 2000, the year ended August 31, 1999 and the four months ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000, and to the restatement of the consolidated statements of cash flows for the years ended December 31, 2001 and 2000 and the four months ended December 31, 1999.

14,000,000 Equity Units
(Initially Consisting of 14,000,000 Corporate Units)

ONEOK, INC.

8.50% Equity Units

PROSPECTUS SUPPLEMENT

January 23, 2003

UBS Warburg

Banc of America Securities LLC

JPMorgan

ABN AMRO Rothschild LLC

A.G. Edwards & Sons, Inc.

SunTrust Robinson Humphrey